Exhibit 10.3

MASTER AGREEMENT
by and among
ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA,
ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
and
HCC LIFE INSURANCE COMPANY
AUGUST 3, 2006

i

EXHIBITS

EXHIBIT A-1	HMO AND INSURANCE COMPANY TREATIES

EXHIBIT A-2	PROVIDER EXCESS POLICIES

EXHIBIT A-3	STOP LOSS POLICIES

EXHIBIT A-4	GROUP AD&D POLICIES

EXHIBIT A-5	GROUP TERM LIFE POLICIES

EXHIBIT A-6	FRONTING CONTRACTS

EXHIBIT A-7	LIFETRAC CONTRACTS

EXHIBIT A-8	NEW YORK INSURANCE CONTRACTS

EXHIBIT A-9	PRODUCER COMPENSATION

EXHIBIT B	INTELLECTUAL PROPERTY ASSETS

EXHIBIT C	OTHER ASSUMED CONTRACTS

EXHIBIT D	EQUIPMENT AND INFORMATION TECHNOLOGY ASSETS

EXHIBIT E	EXCLUDED ASSETS

EXHIBIT F	FORM OF BILL OF SALE

EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H	FORM OF QUOTA SHARE REINSURANCE AGREEMENT — NORTH AMERICA

EXHIBIT I	FORM OF QUOTA SHARE REINSURANCE AGREEMENT — NEW YORK

EXHIBIT J	FORM OF ADMINISTRATIVE SERVICES AGREEMENT

EXHIBIT K	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT L	PRESS RELEASE

EXHIBIT 1.07	CLOSING STATEMENT

EXHIBIT 2.03	PURCHASE PRICE ALLOCATION

EXHIBIT 4.04	BUYER’S GOVERNMENTAL APPROVALS

EXHIBIT 8.06	INSURANCE CONTRACT RENEWAL COMMITMENTS AND QUOTES

DISCLOSURE SCHEDULES

SCHEDULE 1.04	EXCLUDED LIABILITIES

SCHEDULE 3.01	JURISDICTIONS

SCHEDULE 3.04	NO BREACH

SCHEDULE 3.05	GOVERNMENTAL AUTHORITIES

SCHEDULE 3.06	FINANCIAL STATEMENTS

SCHEDULE 3.08	ABSENCE OF CERTAIN CHANGES

SCHEDULE 3.09	TITLE

SCHEDULE 3.11	INSURANCE CONTRACTS AND LIFETRAC CONTRACTS

SCHEDULE 3.13	LITIGATION

SCHEDULE 3.14	EMPLOYEES

SCHEDULE 3.19	RECEIVABLES

SCHEDULE 4.04	NO BREACH

SCHEDULE 4.05	GOVERNMENTAL AUTHORITIES

SCHEDULE 4.06	ABSENCE OF CERTAIN CHANGES

SCHEDULE 4.07	INSURANCE CONTRACTS

SCHEDULE 4.08	LITIGATION

SCHEDULE 4.12	RECEIVABLES

SCHEDULE 9.01(d)	REQUIRED CONSENTS

v

MASTER AGREEMENT
     This MASTER AGREEMENT (this “Agreement”), dated as of August 3, 2006, is made and entered into by and among Allianz Life Insurance Company of North America, a Minnesota corporation (“Allianz Life”), Allianz Life Insurance Company of New York, a New York corporation (“Allianz New York”) and HCC Life Insurance Company, an Indiana corporation (the “Buyer”).
RECITALS
     WHEREAS, Allianz Life, through its Allianz Health Products Business unit (the “Division”), is engaged in the business of marketing, issuing, underwriting, selling and administering health reinsurance and excess loss insurance products and services to insurers and insureds domiciled in the United States (other than New York) (the “Business”); and
     WHEREAS, Allianz Life’s Affiliate, Allianz New York through its Allianz Health Products Business unit (the “New York Division”), is engaged in the business of marketing, issuing, underwriting, selling and administering health reinsurance and excess loss insurance products and services to insurers and insureds domiciled in New York (the “New York Business”); and
     WHEREAS, Allianz Life desires to transfer to Buyer, and Buyer desires to purchase and assume, certain of the assets and liabilities of Allianz Life associated with the Business, including, without limitation, Allianz Life’s liabilities arising on or after the Effective Date under the North America Insurance Contracts and LifeTrac Contracts, and Allianz New York desires to transfer to Buyer, and Buyer desires to purchase and assume, certain of the assets and liabilities of Allianz New York associated with the New York Business, including, without limitation, Allianz New York’s liabilities arising on or after the Effective Date under the New York Insurance Contracts, all on the terms and conditions set forth in this Agreement (the “Transaction”).
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement:
ARTICLE 1
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
     Section 1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Allianz Life and Allianz New York shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase, acquire and assume from Allianz Life and Allianz New York, all of Allianz Life’s and Allianz New York’s right, title and interest, in and to the Purchased Assets, excluding the Excluded Assets, free and clear of any Lien, except for the Permitted Liens. The Purchased Assets consist of:
     a. The rights of Allianz Life under the North America Insurance Contracts as of the Effective Date, including without limitation premiums and other amounts payable by insureds and cedents with respect to such contracts (all as more fully provided in, and in accordance with the terms and conditions of, the Reinsurance Agreement — North America);

     b. The rights of Allianz New York under the New York Insurance Contracts as of the Effective Date, including without limitation premiums and other amounts payable by insureds and cedents with respect to such contracts (all as more fully provided in, and in accordance with the terms and conditions of, the Reinsurance Agreement — New York);
     c. The rights of Allianz Life under the LifeTrac Contracts as of the Effective Date, including without limitation amounts payable by insureds and cedents with respect to such contracts (all as more fully provided in, and in accordance with the terms and conditions of, the Servicing Agreement);
     d. All right, title and interest, including any Intellectual Property Rights, in those assets of Allianz Life and Allianz New York identified on Exhibit B (the “Intellectual Property Assets”);
     e. Only to the extent the following relate to the Assumed Liabilities, all of Allianz Life’s and Allianz New York’s rights, claims, credits, causes of action and rights of set off against third parties relating exclusively to the Acquired Business, whether liquidated or unliquidated, fixed or contingent;
     f. The original or copies of all the books and records used in or pertaining to the Acquired Business or the Assumed Liabilities, including, without limitation, the Insurance Contracts and New York Insurance Contracts (including related correspondence and both physicial copies and imaged files thereof, policy form files and all files relating to the filing and approval of policy forms, applications and riders with insurance regulatory authorities) and to the extent used in or pertaining to the Acquired Business or the Assumed Liabilities, the customer lists, claim records, sales records, underwriting records, client statements, billing statements, actuarial records, financial records, compliance records, experience studies, spreadsheets and supporting algorithms, data (including, without limitation, all insured data, all data extracted from any system used by the Division and the New York Division in the conduct of the Acquired Business and all other proprietary data), datasets, databases and medical research whether or not stored in hard copy or electronic form or on magnetic or optical media (the “Transferred Books and Records”). (The parties acknowledge that, notwithstanding anything in this Agreement to the contrary, to the extent Allianz Life or Allianz New York retains originals or copies of any Transferred Books and Records not used exclusively in or pertaining exclusively to the Acquired Business or the Assumed Liabilities, such originals or copies shall remain the property of Allianz Life or Allianz New York, notwithstanding that originals or other copies of the same are acquired by Buyer pursuant to this Agreement and are the property of Buyer.);
     g. The rights of Allianz Life and Allianz New York under the contracts, leases, licenses, agreements, arrangements, commitments, instruments and understandings indentified in Exhibit C hereto (the “Other Assumed Contracts”);
     h. The equipment and information technology assets identified in Exhibit D hereto;
     i. The non-competition agreement as provided in Section 6.06;
     j. The goodwill associated with the Acquired Business; and

     k. Allianz FSA assets to the extent provided in Section 8.01(d).
     Section 1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, (a) the cash and cash equivalents of Allianz Life and Allianz New York (except to the extent transferred to Buyer pursuant to Section 2.02 below) and (b) the assets, property and rights identified in Exhibit E, shall be retained by Allianz Life or Allianz New York and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Purchased Assets (the “Excluded Assets”).
     Section 1.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms and otherwise satisfy, from and after the Closing Date, the following obligations, liabilities and undertakings of Allianz Life related to the Business and Allianz New York related to the New York Business (the “Assumed Liabilities”):
     a. Obligations, liabilities and undertakings of Allianz Life under or with respect to the North America Insurance Contracts as of the Effective Date other than obligations, liabilities and undertakings arising out of or relating to a breach that occurred prior to the Effective Date (all as more fully provided in, and in accordance with the terms and conditions of, the Reinsurance Agreement — North America);
     b. Obligations, liabilities and undertakings of Allianz New York under or with respect to the New York Insurance Contracts as of the Effective Date other than obligations, liabilities and undertakings arising out of or relating to a breach that occurred prior to the Effective Date (all as more fully provided in, and in accordance with the terms and conditions of, the Reinsurance Agreement — New York);
     c. Obligations, liabilities and undertakings of Allianz Life under or with respect to the Life Trac Contracts as of the Effective Date other than obligations, liabilities and undertakings arising out of or relating to a breach that occurred prior to the Effective Date (all as more fully provided in, and in accordance with the terms and conditions of, the Servicing Agreement);
     d. Allianz FSA obligations and liabilities to the extent provided in Section 8.01(d);
     e. Obligations, liabilities and undertakings assumed by Buyer in respect of Hired Employees pursuant to the terms of Section 8.01 hereof;
     f. Obligations, liabilities and undertakings of Allianz Life and Allianz New York for or with respect to Producer Compensation (all as more fully provided in, and in accordance with the terms and conditions of, the Servicing Agreement); and
     g. Allianz Life’s and Allianz New York’s obligations, liabilities and undertakings under the Other Assumed Contracts other than obligations, liabilities and undertakings arising out of or relating to a breach that occurred prior to the Effective Date.
     Section 1.04 Excluded Liabilities. Except as expressly set forth above in Section 1.03 and in the Related Agreements, Allianz Life and Allianz New York, as the case may be, shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Allianz Life or Allianz New York or any Employee Benefit Plan of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, liquidated, unliquidated or otherwise. Allianz Life shall be responsible for all of the liabilities, obligations and undertakings of Allianz Life (including, but not limited to, all liabilities, obligations and undertakings under all Employee Benefit Plans) not expressly assumed by Buyer pursuant to Section 1.03 or in the Related Agreements, including without limitation, those liabilities set forth on Schedule 1.04 and Schedule 3.13. Allianz New York shall be responsible for all of the liabilities, obligations and undertakings of Allianz New York (including, but not limited to, all liabilities, obligations and undertakings under all Employee Benefit Plans) not expressly assumed by Buyer pursuant to Section 1.03 or in the Related Agreements, including without limitation, those liabilities set forth on Schedule 1.04 and Schedule 4.08.
     Section 1.05 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Leonard, Street and Deinard, Professional Association, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota at 10:00 a.m. on the third business day after all conditions to the parties’ obligations set forth in Article 9 have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as are mutually agreeable to Buyer, Allianz Life and Allianz New York.
     Section 1.06 General Closing Procedures. At the Closing:
     a. Allianz Life shall execute and deliver to Buyer the following:
          i. a bill of sale in a form substantially similar to that attached hereto as Exhibit F (the “Bill of Sale”);
          ii. an assignment and assumption agreement in a form substantially similar to that attached hereto as Exhibit G (the “Assignment and Assumption Agreement”);
          iii. the Reinsurance Agreement — North America, duly executed by Allianz Life;
          iv. the Servicing Agreement, duly executed by Allianz Life;
          v. a copy of the Articles of Incorporation of Allianz Life, certified by the Secretary of State or other appropriate authority of the State of Minnesota, and a certificate of good standing (or document of similar import) from such authority evidencing the corporate existence of Allianz Life in the State of Minnesota;
          vi. a copy of each of (A) the text of the resolution adopted by the Board of Directors of Allianz Life authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of all of the transactions contemplated by this Agreement and the Related Agreements, and (B) the Bylaws of Allianz Life, together with a certificate executed on behalf of Allianz Life by its corporate secretary, dated the Closing Date, certifying to Buyer that such copies are true and complete copies of such resolution and Bylaws, respectively, and that such resolution and Bylaws were duly adopted and have not been amended or rescinded;

          vii. a certificate of Allianz Life, dated the Closing Date, and signed by an authorized officer of Allianz Life, certifying that the conditions set forth in Section 9.01(a) have been satisfied;
          viii. the Required Consents; and
          ix. such other certificates, documents and instruments as Buyer reasonably requests to effect the transactions contemplated hereby.
     b. Allianz New York shall execute and deliver to Buyer the following:
          i. a Bill of Sale;
          ii. an Assignment and Assumption Agreement;
          iii. the Reinsurance Agreement — New York, duly executed by Allianz New York;
          iv. the Servicing Agreement, duly executed by Allianz New York;
          v. a copy of the Certificate of Incorporation of Allianz New York, certified by the Secretary of State or other appropriate authority of the State of New York, and a certificate of good standing (or document of similar import) from such authority evidencing the corporate existence of Allianz New York in the State of New York;
          vi. a copy of each of (A) the text of the resolution adopted by the Board of Directors of Allianz New York authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of all of the transactions contemplated by this Agreement and the Related Agreements, and (B) the Bylaws of Allianz New York, together with a certificate executed on behalf of Allianz New York by its corporate secretary, dated the Closing Date, certifying to Buyer that such copies are true and complete copies of such resolution and Bylaws, respectively, and that such resolution and Bylaws were duly adopted and have not been amended or rescinded;
          vii. a certificate of Allianz New York, dated the Closing Date, and signed by an authorized officer of Allianz New York, certifying that the conditions set forth in Section 9.01(a) have been satisfied;
          viii. the Required Consents; and
          ix. such other certificates, documents and instruments as Buyer reasonably requests to effect the transactions contemplated hereby.
     c. Buyer shall deliver to Allianz Life and Allianz New York:
          i. the Purchase Price;

          ii. the Assignment and Assumption Agreement, duly executed by Buyer;
          iii. the Reinsurance Agreements, duly executed by Buyer;
          iv. the Servicing Agreement, duly executed by Buyer;
          v. a copy of the Certificate of Incorporation of Buyer, certified by the Secretary of State of the State of Indiana, and a certificate of good standing from such authority evidencing the corporate existence of Buyer in the State of Indiana;
          vi. a copy of each of (A) the resolution adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of all of the transactions contemplated by this Agreement and the Related Agreements, and (B) the Bylaws of Buyer, together with a certificate executed on behalf of Buyer by its corporate secretary, dated the Closing Date, certifying to Allianz Life and Allianz New York that such copies are true and complete copies of such resolution and Bylaws, respectively, and that such resolutions and Bylaws were duly adopted and have not been amended or rescinded;
          vii. a certificate of Buyer, dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions set forth in Section 9.02(a) have been satisfied; and
          viii. such other certificates, documents and instruments as Allianz Life or Allianz New York reasonably requests to effect the transactions contemplated hereby.
     Section 1.07 Closing Statement; Post-Closing Adjustment.
     a. Not later than five days prior to the Closing Date, Allianz Life and Allianz New York shall deliver to Buyer a pro forma statement (the “Closing Statement”) reflecting an amount determined in accordance with the methodology set forth on Exhibit 1.07 hereto.
     b. As soon as practicable, but in any event within ninety (90) days following the Closing Date, Buyer shall deliver to Allianz Life and Allianz New York a pro forma statement (“Post-Closing Statement”) recalculating each item (as appropriate) on Exhibit 1.07. Allianz Life and Allianz New York shall provide such access to information and assistance to Buyer as Buyer may reasonably request in preparing the Post-Closing Statement.
     c. Allianz Life and Allianz New York shall notify Buyer in writing of any objections to the Post-Closing Statement within twenty (20) business days after receipt thereof (the “Objection Notice”), stating in reasonable detail the basis for any such objections. If Buyer does not receive the Objection Notice within such period, the Post-Closing Statement shall be deemed accepted and binding on the parties. If Allianz Life and Allianz New York provide the Objection Notice as set forth herein, and the parties cannot resolve the objections within twenty (20) business days after Buyer receives the Objection Notice, the parties shall engage Deloitte & Touche LLP (the “Independent Firm”) to review the basis upon which Buyer prepared the Post-Closing Statement. If the Independent Firm declines such engagement, Allianz Life, Allianz New York and the Buyer shall engage another one of the “big four”

accounting firms (after eliminating any such firm which is conflicted or otherwise unable to participate). The conclusion of the Independent Firm shall be final and binding on the parties. Buyer and Allianz Life shall bear equally the fee charged by the Independent Firm in connection with resolution of the disputed items.
     d. Within five (5) business days following Allianz Life’s and Allianz New York’s approval of the Post-Closing Statement, or a final determination if matters are submitted to the Independent Firm, Allianz Life and Allianz New York shall pay to Buyer the amount, if any, by which the Closing Payment calculated using the Post-Closing Statement is greater than the Closing Payment calculated using the Closing Statement, or Buyer shall pay to Allianz Life and Allianz New York the amount, if any, by which the Closing Payment calculated using the Post-Closing Statement is less than the Closing Payment calculated using the Closing Statement. The amount payable pursuant to this Paragraph (d) shall be accompanied by interest on such amount, for the period from the Closing Date until the date of payment of such amount, at the prime rate, as published in the Money Rates Section of the Wall Street Journal as of the Closing Date.
ARTICLE 2
PURCHASE PRICE AND PAYMENT
     Section 2.01 Amount. The total purchase price for the Purchased Assets shall be $140,000,000 (the “Purchase Price”).
     Section 2.02 Manner of Payment. On the Closing Date, Allianz Life and/or Allianz New York shall pay to Buyer, by wire transfer of immediately available funds to one or more accounts specified by Buyer, an amount equal to (i) the net amount as set forth on the Closing Statement (the “Closing Payment”) less (ii) the Purchase Price; or, in the event that (i) the Closing Payment less (ii) the Purchase Price; or, in the event that (x) the Closing Payment less (y) the Purchase Price is a negative number on the Closing Date, Buyer shall pay to Allianz Life, by wire transfer of immediately available funds to one or more accounts specified by Allianz Life in writing at least three (3) days before the Closing Date, the absolute value of such amount. The amount payable pursuant to this Section 2.02 is subject to subsequent adjustment pursuant to Paragraph 1.07(d).
     Section 2.03 Allocation of Purchase Price. Allianz Life, Allianz New York and Buyer agree that, as soon as reasonably practicable between the date of execution of this Agreement and the Closing and prior to the filing of any income Tax Return that includes information related to the transactions contemplated by this Agreement, the Purchase Price shall be allocated among the Purchased Assets in accordance with an allocation schedule (the “Purchase Price Allocation Schedule”) mutually acceptable to Buyer, Allianz Life, and Allianz New York, which will be attached hereto as Exhibit 2.03.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ALLIANZ LIFE
     Allianz Life (together with Allianz New York as to Sections 3.06, 3.07, 3.09, 3.10, 3.12, 3.17 and 3.20) hereby makes the following representations and warranties to Buyer as of the date hereof and the Closing Date, except as otherwise set forth in the schedules attached hereto (the “Disclosure Schedules”). Each of the Disclosure Schedules only qualifies the corresponding numbered representation or warranty in this Article 3.
     Section 3.01 Incorporation; Corporate Power. Allianz Life is a Minnesota corporation, duly incorporated, validly existing and in good standing under the laws of Minnesota and has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. Allianz Life is also duly qualified to do business as a foreign corporation in all states other than New York, and is in good standing in each of those states, except where the failure to be in good standing would not have a Material Adverse Effect. Allianz Life has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate the properties of the Division and to carry on the Business as now conducted. The copies of Allianz Life’s Articles of Incorporation and Bylaws that have been furnished by Allianz Life to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Allianz Life or its Fronting Company is either licensed to transact insurance or accredited to assume reinsurance and is in good standing in every jurisdiction in which the nature of the Business or its ownership of the Division’s property requires it to be so qualified. A list of the jurisdictions in which Allianz Life or its Fronting Company is so qualified, licensed or accredited, as the case may be, is set forth in Schedule 3.01.
     Section 3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Allianz Life and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on Allianz Life’s part are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Allianz Life and constitutes a valid and binding obligation of Allianz Life, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles. When the Related Agreements are duly executed and delivered by Allianz Life, the Related Agreements will constitute valid and binding obligations of Allianz Life enforceable against Allianz Life in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles.
     Section 3.03 Approval of the Transaction. Allianz Life’s Board of Directors has, by a resolution duly adopted at a meeting or by written consent of the same, approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. The resolution described in this Section 3.03 has not been amended or otherwise modified in any respect since the date of adoption thereof, and such resolution remains in full force and effect. No other corporate actions or proceedings on the part of Allianz Life or any of its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (other than such internal approvals as have already been obtained).

     Section 3.04 No Breach. Except as set forth on Schedule 3.04, the execution, delivery and performance of this Agreement and the Related Agreements by Allianz Life and the consummation by Allianz Life of the transactions contemplated hereby or thereby do not and will not (with or without notice or lapse of time) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon any Purchased Assets under, (i) the Articles of Incorporation and Bylaws of Allianz Life, (ii) any material indenture, mortgage, lease, or loan agreement to which Allianz Life is a party or by which Allianz Life, the Purchased Assets, the Business or the Division is or are bound, (iii) any Law of any Governmental Entity to which Allianz Life, the Purchased Assets, the Business or the Division is or are subject, or (iv) any Permit.
     Section 3.05 Governmental Authorities. Except as set forth on Schedule 3.05, Allianz Life is not required to submit any notice to, or receive any approval, consent, license, permit, waiver, registration or other authorization from, any Governmental Entity (“Governmental Consents”) in connection with the execution or delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     Section 3.06 Financial Statements. Attached as Schedule 3.06 are complete and correct copies of (i) the pro forma unaudited SAP derived statements of income of the Division and the New York Division for the twelve months ended December 31, 2005 and 2004, respectively, (ii) the unaudited pro forma SAP derived statement of income of the Division of the Division and the New York Division for the six months ended June 30, 2006 (the foregoing income statements being referred to collectively as the “Financial Statements”). The Financial Statements (i) are in accordance with SAP, (ii) reflect consistent application of accounting principals throughout the periods involved, (iii) are derived from the audited financial statements of Allianz Life as at, and for the years ended, December 31, 2005 and 2004, and the unaudited financial statements of Allianz Life as at and for the six months ended June 30, 2006, as applicable (which Allianz Life financial statements have been prepared in accordance with SAP), and (iv) present in all material respects fairly the financial condition and results of operations of the Division and the New York Division for the periods then ended in accordance with SAP; provided, however, that provisions were made in arriving at the Financial Statements to allocate investment income and expense, the Financial Statements lack footnotes and other presentation items, and the Financial Statements referenced in clauses (ii) of the preceding sentence and are subject to normal year-end audit adjustments.
     Section 3.07 Reserves. The North America Reserves and the New York Reserves established or reflected in the Financial Statements:
     a. are computed in accordance with the terms and provisions of the Insurance Contracts and generally accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles and practices applicable to the Division and the New York Division under the laws and applicable regulations of the states of Minnesota and New York and each of the states in which the Insurance Contracts have been issued or delivered;
     b. are based on actuarial assumptions and methodologies that assume the accuracy of the information provided to the Division by the primary insurer or insured;

     c. meet the requirements of Minnesota or New York insurance laws, as applicable; and
     d. are calculated on the basis of reserving methodologies consistent with those employed by the Division and the New York Division for the calculation of reserves associated with the relevant Insurance Contracts for purposes of Allianz Life’s and Allianz New York’s statutory annual statement for the year ended December 31, 2005 and quarterly statements for the quarter ended March 31, 2006.
     Section 3.08 Absence of Certain Changes. Except as set forth on Schedule 3.08 or as expressly permitted or required by this Agreement, since June 30, 2006, the Division has conducted the Business in the ordinary course consistent with past practices and there has not been:
     a. any event, occurrence or development of a state of circumstances or facts known to Allianz Life, which as of the date hereof could reasonably be expected to have a Material Adverse Effect;
     b. any Lien (other than Permitted Liens) placed on, or any sale or transfer of any of the Purchased Assets, except for sales or transfers of products and services made in the ordinary course of business consistent with past practice;
     c. any termination, receipt of notice of termination, or modification of any North America Insurance Contracts, other than terminations and modifications in the ordinary course of business consistent with past practice;
     d. any material change or any change outside the ordinary course of business in the underwriting, pricing, claims, risk retention, actuarial, valuation, marketing, reinsurance, administration, reserving, sales, or agency practices or policies relating to the Business;
     e. any employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to or accelerated payment under any such existing agreement) offered to or entered into with any Division employee, any grant of any severance or termination pay or “stay-put” bonus to any Division employee, or any change in compensation or other benefits payable to any Division employee other than merit or tenure increases granted in the ordinary course of business;
     f. any material change in any actuarial or accounting principles, practices, methods or policies (including without limitation any reserving method, assumption, practice or policy) by Allianz Life with respect to Business; or
     g. any payment, discharge, settlement or satisfaction of any claim, liabilities or obligations arising on or after the Effective Date and relating to the Business in excess of $250,000, other than in the ordinary course of business consistent with past practices.
     Section 3.09 Title. Except as set forth on the Schedule 3.09, Allianz Life and Allianz New York have good and marketable title to all of the Purchased Assets, free and clear of all

Liens other than Permitted Liens. At the Closing, Buyer will acquire good and marketable title to all the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
     Section 3.10 Tax Matters. The Allianz Entities have no liability or obligation for or in respect of Taxes that would be imposed on or affect Buyer, or that would constitute or give rise to a Lien on the Purchased Assets, and no Tax imposed on any of the Allianz Entities for any period would be imposed on or affect the Buyer or would constitute or give rise to a Lien on the Purchased Assets.
     Section 3.11 Insurance Contracts and LifeTrac Contracts. Set forth in Exhibits A-1, A-2, A-3, A-4, A-5, and A-6 is a true, complete and correct list of the North America Insurance Contracts as of the date of this Agreement, and, as such, constitute the entirety of the insurance policies issued by Allianz Life, reinsurance contracts or fronting contracts to which Allianz Life is a party or by which it is bound as of the date of this Agreement related to the Business. The form of each policy, rider, and amendment used in connection with the North America Insurance Contracts has been properly approved or deemed approved by appropriate insurance regulatory authorities to the extent required by applicable state Law, and any of these items issued to the owners or holders of such North America Insurance Contracts have been validly issued on approved forms in compliance, in all material respects, with applicable state insurance laws and regulations, and the Division will provide Buyer with true, correct and complete specimen copies of all forms representing the North America Insurance Contracts. The rates and rating plans used to calculate premiums for the North America Insurance Contracts (a) have been established in accordance with usual and customary actuarial principles and practices; (b) have been approved, where required, by insurance regulatory authorities in each state in which the North America Insurance Contracts have been issued and are not in excess of premiums calculated using such approved rates and rating plans; and (c) are not based on the race of the proposed insureds under the North America Insurance Contracts. Set forth in Exhibit A-7 is a true, complete and correct list of the LifeTrac Contracts as of the date of this Agreement, and, as such, it constitutes the entirety of the contracts to which Allianz Life is a party or by which it is bound as of the date of this Agreement related to the LifeTrac Network. There are no unwritten amendments to or waivers of any of the North America Insurance Contracts or LifeTrac Contracts or Other Assumed Contracts.
     a. Other than those identified as a terminated agreement or policy on the Exhibits, each such North America Insurance and LifeTrac Contract is in full force and effect and is valid and legally binding and there are no unresolved disputes involving or with respect to any North America Insurance or LifeTrac Contract. To the Knowledge of Allianz Life, no party to a North America Insurance Contract or LifeTrac Contract has advised Allianz Life that it intends either to terminate a North America Insurance or LifeTrac Contract or to refuse to renew a North America Insurance Contract or LifeTrac Contract upon the expiration of the term thereof. To the Knowledge of Allianz Life, no individual North America Insurance or LifeTrac Contract will upon completion or performance thereof cause a Material Adverse Effect.
     b. Except as set forth in Schedule 3.11:
          i. Allianz Life is, and at all times, has been, in compliance with all applicable terms and requirements of each North American Insurance and LifeTrac

Contract to which it is a party, except to the extent any such noncompliance would not have individually or in the aggregate a Material Adverse Effect;
          ii. each other person that has or had any obligation or liability under any North America Insurance or LifeTrac Contract is, and at all times has been, in full compliance with all applicable terms and requirements under such North America Insurance or LifeTrac Contract, except to the extent any such noncompliance would not have individually or in the aggregate a Material Adverse Effect;
          iii. no event or occurrence or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Allianz Life or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any North America Insurance Contract or LifeTrac Contract, except to the extent any such action would not have individually or in the aggregate a Material Adverse Effect;
          iv. no event has occurred or circumstance exists under or by virtue of any North America Insurance Contract or LifeTrac Contract that (with or without notice or lapse of time) would cause the creation of any material Lien affecting any of the Purchased Assets; and
          v. Allianz Life has not given to or received from any other person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any North American Insurance or LifeTrac Contract, except to the extent that any such violation, breach or default would not have individually or in the aggregate a Material Adverse Effect.
     c. Allianz Life has not released any material rights under any of the North American Insurance or LifeTrac Contracts. Allianz Life is not subject to any legal obligations to renegotiate, nor to the Knowledge of Allianz Life, is there any claim for a legal right to renegotiate, any of the North American Insurance or LifeTrac Contracts. Allianz Life is not subject to liability, or claim therefor, for or with respect to any price adjustment under any of the North American Insurance or LifeTrac Contracts with any Governmental Authority.
     Section 3.12 Intellectual Property Rights.
     a. Allianz Life and Allianz New York own all right, title and interest in the tangible embodiments of the Transferred Books and Records and have the rights to use the Transferred Books and Records in the Business and the New York Business in the same manner as they are currently being used. Allianz Life and Allianz New York own all right, title and interest, including Intellectual Property Rights, in the Intellectual Property Assets or the rights to use the Intellectual Property Assets in the conduct of the Business and the New York Business in the same manner as they are currently being used.
     b. No claims or threats of claims have been asserted by any third party against Allianz Life or Allianz New York related to the Intellectual Property Assets or challenging or questioning the validity of Allianz Life’s or Allianz New York’s Intellectual Property Rights (or any trademark or trade dress rights) in the Intellectual Property Assets. No claims or threats of claims have been asserted by any third party against Allianz Life or Allianz New York challenging or questioning the use by Allianz Life or Allianz New York of any Intellectual Property Rights (or any trademark or trade dress rights) in the Transferred Books and Records.
     c. The use of the Intellectual Property Assets and the Transferred Books and Records as used in the Business does not infringe or misappropriate any Intellectual Property Rights (or any trademark or trade dress rights) of any third party in any respect.
     d. To the Knowledge of Allianz Life or Allianz New York, no third party is currently infringing the Intellectual Property Rights in the Intellectual Property Assets.
     Section 3.13 Litigation. Except as set forth on Schedule 3.13, there are no actions, suits, regulatory or administrative proceedings, orders or investigations pending or, to the Knowledge of Allianz Life, threatened against Allianz Life or any of its respective directors, officers or employees or against or involving the assets, properties or business of Allianz Life relating to the Business, the Division or the Purchased Assets or the Assumed Liabilities, or with respect to the employment and/or termination of any individual currently or formerly employed by Allianz Life in connection with the Business, at law or in equity, or before or by any Governmental Entity, and any judgment, decree, injunction or order by any Governmental Entity or arbitrator outstanding against any of such persons or otherwise affecting the Business.
     Section 3.14 Employees; Employee Benefit Plans.
     a. Except as set forth on Schedule 3.14, to the Knowledge of Allianz Life: (i) no employee of Allianz Life is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (ii) no employee or former employee of any Allianz Entity has any claim with respect to any Intellectual Property Rights in the Purchased Assets.
     b. Schedule 3.14 lists each employee of Allianz Life in the Division and such employee’s respective position, title, leave status, service years, and remuneration (including any scheduled salary or remuneration increases, other than increases given to rank-and-file employees in the ordinary course of business).
     c. Set forth on Schedule 3.14 is a complete and correct list of all Employee Benefit Plans in which Offered Employees participate. Allianz Life has delivered or made available to Buyer all documents that set forth the terms of each Employee Benefit Plan and all other information, documents or reports which describe the terms of or obligations under any such plan.
          i. Except as set forth on the Disclosure Schedules or as expressly provided for under subsection (c)(iv) below or Section 8.01(d), the Allianz Entities and their ERISA Affiliates have no liability or obligation for or in respect of any Employee Benefit Plan that would be imposed on or affect Buyer or that would constitute or give rise to a Lien on the Purchased Assets, including, without limitation, any liability or obligation to provide retiree medical, disability or life insurance on any type of permanent basis in any manner such that Buyer (or any of its ERISA Affiliates) would become liable or responsible. to any extent, to provide such payments.
          ii. Since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred as of the Closing Date by Allianz Life or any of its ERISA Affiliates with respect to the Business (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be satisfied in full. The PBGC has not instituted proceedings to terminate any Employee Benefit Plan that is subject to Title IV of ERISA. None of the Employee Benefit Plans has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived. Neither Allianz Life nor any of its ERISA Affiliates has engaged in, or is a successor or affiliate of an entity that has engaged in, a transaction which is described in section 4069 or section 4212(c) of ERISA.
          iii. During the six-year period immediately preceding the Closing Date, neither Allianz Life nor any of its ERISA Affiliates have participated in or contributed to, or had any obligation to contribute to, any “multiemployer plan” (as defined in ERISA Section 337). Allianz Life has not made or incurred, and the transactions contemplated by this Agreement will not result in Allianz Life making or incurring, a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA that would result in the incurrence of any liability by Allianz Life, and Allianz Life has no unsatisfied liability for any such complete or partial withdrawal by any of its ERISA Affiliates.
          iv. With respect to any Employee Benefit Plan that is subject to COBRA continuation requirements, or the similar continuation requirements of any other applicable law, Allianz Life and its ERISA Affiliates have complied in all material respects with all such legal requirements with respect to current and former employees of the Division and the eligible dependents and qualified beneficiaries of such current and former employees, and Buyer shall not assume any such liability or responsibility as the result of the consummation of the transactions contemplated by this Agreement except as otherwise required by Law. Allianz Life and its ERISA Affiliates have not taken any action to and, in connection with the Transaction, do not have any plan or intention to terminate or otherwise cease to provide coverage under all Employee Benefit Plans which are “group health plans” within the meaning of COBRA.
     d. Allianz Life is not a party to and has no obligation under any collective bargaining agreement or other labor union contract or any side agreement with any labor union or organization, nor any obligation to recognize or deal with any union or organization. There are no overt activities or efforts of any labor union or organization to organize any employees engaged in the Business, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns, work stoppages, or overt threats thereof.
     Section 3.15 Compliance with Laws; Permits. Allianz Life has conducted its business, including, without limitation, the underwriting, sale, issuance and administration of the North

America Insurance Contracts, in material compliance with all applicable Laws relating to the Business and the operation use and ownership of the Purchased Assets, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect. Allianz Life has not received notice that it is in violation of, or has violated any applicable Law with respect to the Business. Allianz Life has, in full force and effect, all Governmental Consents from all Governmental Authorities (including, without limitation, state agencies regulating insurance) necessary to conduct the Business in the manner and the jurisdictions in which the Business is being conducted and to own and operate the Purchased Assets (collectively, the “Permits”). Allianz Life has conducted and is conducting the Business in compliance with all terms and conditions of the Permits, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect, and to the Knowledge of Allianz Life, there is no proceeding or investigation pending or threatened which could lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such Permit.
     Section 3.16 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Allianz Life.
     Section 3.17 Sufficiency of Assets. The Purchased Assets, other than the Excluded Assets, include all of the assets used in the Business and the New York Business. Except as otherwise provided in this Agreement, Allianz Life and Allianz New York, as applicable, owns or leases all buildings, equipment, and other tangible assets necessary for the conduct of the Acquired Business as presently conducted or otherwise used by Allianz Life and Allianz New York in the last six months. The tangible Purchased Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
     Section 3.18 Insurance Agreements; Regulatory Matters.
     a. All underwriting agreements, agency agreements and commission sharing agreements entered into with insurance agents, brokers and producers in connection with the solicitation and sale of the North America Insurance Contracts and LifeTrac Contracts or entered into by Allianz Life as now in force are, to the extent required under applicable Law, in a form acceptable to applicable regulatory authorities.
     b. Allianz Life has filed all reports, statements, documents, registrations, filings or submissions required to be filed by such entity with all applicable federal, state and local regulatory authorities, and such filings and submissions complied with applicable Law in effect when filed, and no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied, except to the extent such failure to file or deficiencies would not have individually or in the aggregate a Material Adverse Effect. Such reports, statements, documents, registrations, filings or submissions were in compliance with applicable Law when filed, except to the extent any such noncompliance would not have individually or in the aggregate a Material Adverse Effect. Since January 1, 2005, no fine or penalty has been imposed on Allianz Life by any federal, state or local regulatory authority.
     c. Each appointed agent and broker was, at the time of appointment with Allianz Life or any other insurance company for which Allianz Life acts as an underwriter, properly licensed by appropriate regulatory authorities to represent the relevant insurance company.
     Section 3.19 Receivables. All of the receivables of the Acquired Business (including accounts receivable, loans receivable and advances) which are reflected on the Financial Statements, and all such receivables which will have arisen since the date of the Financial Statements, are valid and genuine and have arisen solely from bona fide transactions in the ordinary course of business consistent with past practices. The receivables reflected on the Financial Statements do not include any receivables which should be written off as an uncollectible receivable. To the Knowledge of Allianz Life, none of such receivables is subject to valid defenses, set-offs or counterclaims. The reserves reflected in the Financial Statements reasonably reflect anticipated write-offs. Schedule 3.19 accurately lists as to Allianz Life, all receivables of Allianz Life, the amount owing and the aging of such receivable, and the name of the party from whom such receivable is owing. This list of receivables will be updated and made current through the Closing Date and such updated list shall be delivered to the Buyer at least three (3) days prior to the Closing. Allianz Life has made available to the Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables.
     Section 3.20 Disclosure.
     a. Except as set forth herein (including the Disclosure Schedules and Exhibits), Allianz Life and Allianz New York are not making, nor shall be deemed to have made, any representations or warranties regarding the Business or any other matters. Without limiting the generality of the foregoing, and notwithstanding any other express representations and warranties made in this Agreement, Allianz Life and Allianz New York makes no representation or warranty to Buyer with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations, or any other future matters.
     b. No representation or warranty or other statement made by Allianz Life or Allianz New York in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to the contemplated transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     c. Allianz Life and Allianz New York do not have Knowledge of any fact that has specific application to Allianz Life or Allianz New York (other than general economic or industry conditions) and that may result in a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedules.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ALLIANZ NEW YORK
     Allianz New York hereby makes the following representations and warranties to Buyer as of the date hereof and the Closing Date, except as otherwise set forth in the Disclosure Schedules. Each of the Disclosure Schedules only qualifies the corresponding numbered representation or warranty in this Article 4.
     Section 4.01 Incorporation; Corporate Power. Allianz New York is a New York corporation, duly incorporated, validly existing and in good standing under the laws of New York and has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. Allianz New York has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate the properties of the New York Division and to carry on the New York Business as now conducted. The copies of Allianz New York’s Certificate of Incorporation and Bylaws that have been furnished by Allianz New York to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Allianz New York is either licensed to transact insurance or accredited to assume reinsurance and is in good standing in New York.
     Section 4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Allianz New York and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on Allianz New York’s part are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Allianz New York and constitutes a valid and binding obligation of Allianz Life, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles. When the Related Agreements are duly executed and delivered by Allianz New York, the Related Agreements will constitute valid and binding obligations of Allianz New York enforceable against Allianz New York in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles.
     Section 4.03 Approval of the Transaction. Allianz New York’s Board of Directors has, by a resolution duly adopted at a meeting or by written consent of the same, approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. The resolution described in this Section 4.03 has not been amended or otherwise modified in any respect since the date of adoption thereof, and such resolution remains in full force and effect. No other corporate actions or proceedings on the part of Allianz New York or any of its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (other than such internal approvals as have already been obtained).

     Section 4.04 No Breach. Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement and the Related Agreements by Allianz New York and the consummation by Allianz New York of the transactions contemplated hereby or thereby do not and will not (with or without notice or lapse of time) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon any Purchased Assets under, (i) the Certificate of Incorporation and Bylaws of Allianz New York, (ii) any material indenture, mortgage, lease, or loan agreement to which Allianz New York is a party or by which Allianz New York, the Purchased Assets, the New York Business or the New York Division is or are bound, (iii) any Law of any Governmental Entity to which Allianz New York, the Purchased Assets, the New York Business or the New York Division is or are subject, or (iv) any Permit.
     Section 4.05 Governmental Authorities. Except as set forth on Schedule 4.05, Allianz New York is not required to submit any Governmental Consents in connection with the execution or delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     Section 4.06 Absence of Certain Changes. Except as set forth on Schedule 4.06 or as expressly permitted or required by this Agreement, since June 30, 2006, the New York Division has conducted the New York Business in the ordinary course consistent with past practices and there has not been:
     a. any event, occurrence or development of a state of circumstances or facts known to Allianz New York, which as of the date hereof could reasonably be expected to have a Material Adverse Effect;
     b. any Lien (other than Permitted Liens) placed on, or any sale or transfer of any of the Purchased Assets, except for sales or transfers of products and services made in the ordinary course of business consistent with past practice;
     c. any termination, receipt or notice of termination, or modification of any New York Insurance Contracts, other than terminations and modifications in the ordinary course of business consistent with past practice;
     d. any material change or any change outside the ordinary course of business in the underwriting, pricing, claims, risk retention, actuarial, valuation, marketing, reinsurance, administration, reserving, sales, or agency practices or policies relating to the New York Business;
     e. any employment, deferred compensation, severance, retirement or other similar agreement (or any amendment or accelerated payment under any such existing agreement) offered to or entered into with any New York Division employee, any grant of any severance or termination pay or “stay-put” bonus to any New York Division employee, or any change in compensation or other benefits payable to any New York Division employee other than merit or tenure increases granted in the ordinary course of business;

     f. any material change in any actuarial or accounting principles, practices, methods or policies (including without limitation any reserving method, assumption, practice or policy) by Allianz New York with respect to the New York Business; or
     g. any payment, discharge, settlement or satisfaction of any claim, liabilities or obligations arising on or after the Effective Date and relating to the New York Business in excess of $250,000, other than in the ordinary course of business consistent with past practices.
     Section 4.07 Insurance Contracts. Set forth in Exhibit A-8 is a true, complete and correct list of the New York Insurance Contracts as of the date of this Agreement, and, as such, constitute the entirety of the insurance policies issued by Allianz New York, reinsurance contracts to which Allianz New York is a party or by which it is bound as of the date of this Agreement related to the New York Business. There are no unwritten amendments to or waivers of any of the New York Insurance Contracts. The form of each policy, rider, and amendment used in connection with the New York Insurance Contracts has been properly approved or deemed approved by appropriate insurance regulatory authorities to the extent required by applicable state insurance Laws, and any of these items issued to the owners or holders of such New York Insurance Contracts have been validly issued on approved forms in compliance, in all material respects, with applicable state insurance laws and regulations, and the New York Division will provide Buyer with true, correct and complete specimen copies of all forms representing the New York Insurance Contracts. The rates and rating plans used to calculate premiums for the New York Insurance Contracts (a) have been established in accordance with usual and customary actuarial principles and practices; (b) have been approved, where required, by insurance regulatory authorities in each state in which the New York Insurance Contracts have been issued and are not in excess of premiums calculated using such approved rates and rating plans; and (c) are not based on the race of the proposed insureds under the New York Insurance Contracts.
     a. Other than those identified as a terminated agreement or policy on Exhibit A-8, each such New York Insurance Contract is in full force and effect and is valid and legally binding and there are no unresolved disputes involving or with respect to any New York Insurance Contract. No party to a New York Insurance Contract has advised Allianz New York that it intends either to terminate a New York Insurance Contract or to refuse to renew a New York Insurance Contract upon the expiration of the term thereof. To the Knowledge of Allianz New York, no individual New York Insurance Contract will upon completion or performance thereof cause a Material Adverse Effect.
     b. Except as set forth in Schedule 4.07:
          i. Allianz New York is, and at all times, has been, in compliance with all applicable terms and requirements of each New York Insurance Contract to which it is a party, except to the extent noncompliance would not have a Material Adverse Effect;
          ii. each other person that has or had any obligation or liability under any New York Insurance Contract is, and at all times has been, in full compliance with all applicable terms and requirements under such New York Insurance Contract, except to the extent any such noncompliance would not have individually or in the aggregate a Material Adverse Effect;
          iii. no event or occurrence or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Allianz Life or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any New York Insurance Contract, except to the extent any such action would not have individually or in the aggregate a Material Adverse Effect;
          iv. no event has occurred or circumstance exists under or by virtue of any New York Insurance Contract that (with or without notice or lapse of time) would cause the creation of any material Lien affecting any of the Purchased Assets; and
          v. Allianz New York has not given to or received from any other person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any New York Insurance Contract, except to the extent that any such violation, breach or default would not have individually or in the aggregate a Material Adverse Effect.
     c. Allianz New York has not released any material rights under any of the New York Insurance Contracts. Allianz New York is not subject to any legal obligations to renegotiate, nor to the Knowledge of Allianz New York, is there any claim for a legal right to renegotiate, any of the New York Insurance Contracts. Allianz New York is not subject to liability, or claim therefor, for or with respect to any price adjustment under any of the New York Insurance Contracts with any Governmental Authority.
     Section 4.08 Litigation. Except as set forth on Schedule 4.08, there are no actions, suits, regulatory or administrative proceedings, orders or investigations pending or, to the Knowledge of Allianz New York, threatened against Allianz New York or any of its respective directors, officers or employees or against or involving the assets, properties or business of Allianz New York relating to the New York Business, the New York Division or the Purchased Assets or the Assumed Liabilities, or with respect to the employment and/or termination of any individual currently or formerly employed by Allianz New York in connection with the New York Business, at law or in equity, or before or by any Governmental Entity, and any judgment, decree, injunction or order by any Governmental Entity or arbitrator outstanding against any of such persons or otherwise affecting the New York Business.
     Section 4.09 Compliance with Laws; Permits. Allianz New York has conducted its business, including, without limitation, the underwriting, sale, issuance and administration of the New York Insurance Contracts, in material compliance with all applicable Laws relating to the New York Business and the operation, use and ownership of the Purchased Assets, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect. Allianz New York has not received notice that it is in violation of, or has violated any applicable Law with respect to the New York Business. Allianz Life has, in full force and effect, all Governmental Consents from all Governmental Authorities (including, without limitation, state agencies regulating insurance) necessary to conduct the New York Business in the manner and the jurisdictions in which the New York Business is being conducted and to own and operate the Purchased Assets (collectively, the “New York Permits”). Allianz New York has conducted and is conducting the New York Business in compliance with all terms and conditions of the New York Permits, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect, and to the Knowledge of Allianz New York, there is no proceeding or investigation pending or threatened which could lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such Permit.
     Section 4.10 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Allianz New York.
     Section 4.11 Insurance Agreements; Regulatory Matters.
     a. All underwriting agreements, agency agreements and commission sharing agreements entered into with insurance agents, brokers and producers in connection with the solicitation and sale of the New York Insurance Contracts or entered into by Allianz New York as now in force are, to the extent required under applicable Law, in a form acceptable to applicable regulatory authorities.
     b. Allianz New York has filed all reports, statements, documents, registrations, filings or submissions required to be filed by such entity with all applicable federal, state and local regulatory authorities, and such filings and submissions complied with applicable Law in effect when filed, and no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied, except to the extent any such failure to file or deficiencies would not have individually or in the aggregate a Material Adverse Effect. Such reports, statements, documents, registrations, filings or submissions were in compliance with applicable Law when filed, except to the extent any such failure to file or deficiencies would not have individually or in the aggregate a Material Adverse Effect. Since January 1, 2005, no fine or penalty has been imposed on Allianz New York by any federal, state or local regulatory authority.
     c. Each appointed agent and broker was, at the time of appointment with Allianz New York or any other insurance company for which Allianz New York acts as an underwriter, properly licensed by appropriate regulatory authorities to represent the relevant insurance company.
     Section 4.12 Receivables. All of the receivables of the New York Business (including accounts receivable, loans receivable and advances) which are reflected on the Financial Statements, and all such receivables which will have arisen since the date of the Financial Statements, are valid and genuine and have arisen solely from bona fide transactions in the ordinary course of business consistent with past practices. The receivables reflected on the Financial Statements do not include any receivables which should be written off as an uncollectible receivable. To the Knowledge of Allianz New York, none of such receivables is subject to valid defenses, set-offs or counterclaims. The reserves reflected in the Financial Statements reasonably reflect anticipated write-offs. Schedule 4.12 accurately lists as to Allianz New York, all receivables of Allianz New York, the amount owing and the aging of such receivable, and the name of the party from whom such receivable is owing. This list of receivables will be updated and made current through the Closing Date and such updated list shall be delivered to the Buyer at least three (3) days prior to the Closing. Allianz New York has made available to the Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables
     Section 4.13 Employees. Allianz New York has no employees in the New York Business or the New York Division and is not a party to and has no obligation under any collective bargaining agreement or other labor union contract.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Allianz Life and Allianz New York as of the date hereof and the Closing Date that:
     Section 5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana, with the requisite corporate power and authority to enter into this Agreement and Related Agreements and perform its obligations hereunder and thereunder. Buyer is licensed or otherwise qualified to enter into the Reinsurance Agreement — North America with Allianz Life such that Allianz Life will be entitled to obtain full credit on its statements required to be filed with applicable insurance regulators for the reinsurance ceded to Buyer thereunder. Buyer is licensed or otherwise qualified to enter into the Reinsurance Agreement — New York with Allianz New York such that Allianz New York will be entitled to obtain full credit on its statements required to be filed with applicable insurance regulators for the reinsurance ceded to Buyer thereunder.
     Section 5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles. When the Related Agreements are duly executed and delivered by Buyer, the Related Agreements will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by application of equitable principles.
     Section 5.03 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration under; (i) the Articles of Incorporation and Bylaws of Buyer; (ii) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (iii) any Law of any Governmental Entity to which Buyer is subject.
     Section 5.04 Governmental Authorities; Consents. Except as disclosed in Exhibit 5.04 hereto: (i) Buyer is not required to submit any notice to, or receive any Governmental Consents from, any Governmental Entity in connection with the execution or delivery by it of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby; and (ii) no consent, approval, exemption or authorization of any other person, is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby, including without limitation, in each case, any consent, approval, exemption or authorization under any material indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected or any Law to which Buyer is subject.
     Section 5.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
     Section 5.06 Financial Resources. Buyer has, or will have on the Closing Date, adequate financial resources to pay the Purchase Price in full at the Closing and perform its obligations under the Related Agreements.
     Section 5.07 Understanding Regarding Disclaimer of Warranties. Buyer understands and agrees that Allianz Life and Allianz New York have not made any representation or warranty, whether express or implied, of any kind or character, except as expressly set forth herein, including any representation or warranty as to the accuracy or completeness of any projections of future performance of the Acquired Business (including the underlying assumptions), and Buyer hereby waives and relinquishes any right, claim, action or remedy based on any of such projections or assumptions.
ARTICLE 6
COVENANTS OF ALLIANZ LIFE AND ALLIANZ NEW YORK
     Section 6.01 Conduct of the Business.
     a. Except as expressly provided in this Agreement, from the date hereof until the Closing, Allianz Life and Allianz New York shall:
          i. (A) conduct the Business and the New York Business, as applicable, only in the ordinary course consistent with past practices and (B) use commercially reasonable efforts to (1) preserve intact the value of the Business and the New York Business, as applicable, and the present business organization relating to the Business and the New York Business, as applicable, (2) keep available the services of the officers and key employees who are involved in the operations of the Business and the New York

Business, as applicable, and (3) preserve the goodwill of the agents, brokers, customers, suppliers and other persons having business dealings with the Allianz Entities in connection with the Business and the New York Business, as applicable;
          ii. perform all of its obligations under agreements, contracts and other instruments relating to or affecting the operations of the Business and the New York Business, as applicable, including paying claims in the ordinary course consistent with past practices, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect;
          iii. comply in all respects with all Laws applicable to the Business and the New York Business, as applicable, except to the extent such noncompliance individually or in the aggregate would not have a Material Adverse Effect;
          iv. confer on a regular basis with representatives of Buyer (as reasonably requested by Buyer) to report on operational matters and the general status of ongoing operations of the Business and the New York Business, as applicable; and
          v. maintain the books, accounts and records of the Business and the New York Business in the usual, regular and ordinary manner.
     b. Without limiting the generality of Section 6.01(a), except as otherwise expressly permitted or required by this Agreement, or consented to in writing by Buyer, Allianz Life and Allianz New York shall not:
          i. except in the ordinary course of business consistent with past practice, (A) modify, terminate or fail to use commercially reasonable efforts to maintain in effect or renew any Insurance Contract or (B) enter into, modify, terminate or assign any other material agreement, arrangement or understanding with respect to the Business or the New York Business;
          ii. change any of its accounting principles, practices, methods or policies with respect to the Business or New York Business, including, without limitation, its reserving methods, practices and policies, except as may be required as the result of a change in any applicable Law;
          iii. make or propose to make any change in the underwriting, pricing, claims, risk retention, actuarial, valuation, marketing, reinsurance, administration, or information technology and data privacy practices or policies of the Acquired Business that Allianz Life or Allianz New York knows, or reasonably should know, at the time it makes or proposes to make such change, would have a Material Adverse Effect;
          iv. take any action with the Knowledge that such action will, or is reasonably expected to, render any representation or warranty made by Allianz Life or Allianz New York in this Agreement untrue at the Closing;
          v. pay, discharge, settle, satisfy or waive any claims, liabilities or obligations arising on or after the Effective Date and relating to the Business or the New York

Business in excess of $250,000, other than in the ordinary course of business consistent with past practices;
          vi. dispose of any of the Purchased Assets;
          vii. permit or allow any Purchased Assets to become subject to any Liens (other than Permitted Liens); or
          viii. enter into or amend or accelerate payment under any employment, termination, deferred compensation, severance, retention, retirement or other similar agreement with any employee of the Division, or change the compensation or other benefits payable to or with respect to any such employee other than merit or tenure increases granted in the ordinary course of business and other than payment of severance and retention bonuses to employees of the Division upon Closing; and
          ix. authorize any of, or commit or agree to take any of, the foregoing actions.
     Section 6.02 Access to Transferred Books and Records.
     a. Pre-Closing. Between the date hereof and the Closing Date, Allianz Life and Allianz New York shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) access at all reasonable times and upon reasonable prior notice to the offices, properties, facilities, books, records, officers, employees and other items of the Division and the New York Division relating to the Acquired Business, and otherwise provide as promptly as practicable such assistance, financial information and other materials and information relating to the Acquired Business as is reasonably requested by Buyer in order to facilitate the consummation of the transactions contemplated herein and the transition of the Acquired Business to Buyer, and Allianz Life and Allianz New York shall instruct their officers and their employees, agents and representatives to cooperate with Buyer’s Representatives in connection therewith.
     b. Post-Closing. For a period of seven (7) years following the Closing Date, Allianz Life and Allianz New York shall allow Buyer upon reasonable prior notice and during regular business hours, through Buyer’s employees and representatives, the right, at Buyer’s expense, to examine, use and make copies of any Transferred Books and Records not actually transferred to Buyer. Access to such books and records shall be at Buyer’s expense and may not unreasonably interfere with Allianz Life’s or Allianz New York’s business operations.
     Section 6.03 Conditions. Allianz Life and Allianz New York shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.01 (including delivery of all certificates and other documents required to be delivered by it at the Closing) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction thereof.
     Section 6.04 Filings, Approvals and Consent. Allianz Life and Allianz New York shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings, and use commercially reasonable efforts to receive any Governmental Consents and the Required Consents; provided, however, that, notwithstanding the foregoing, the actions of

Allianz Life with respect to Governmental Consents pursuant to the HSR Act and any antitrust Law applicable to Allianz Life shall be governed by Section 8.02.
     Section 6.05 Exclusivity. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Article 10 below, Allianz Life and Allianz New York shall not, directly or indirectly through any affiliate or agent, agree to, entertain, engage in any discussions or negotiations concerning, encourage or otherwise participate in any manner in any discussions, negotiations or offer concerning the sale (whether by sale of assets, sale of stock of, or merger with, Allianz Life, Allianz New York or any of their direct or indirect parents, or otherwise) of any part or all of the Purchased Assets.
     Section 6.06 Non-Competition Agreement. For a period of two years from and after the Closing Date, none of the Allianz Entities shall, directly or indirectly, for itself or as shareholder, partner, member, financier, or advisor of another, or otherwise, engage in the United States in the business reinsured by Buyer under the Reinsurance Agreements (except as contemplated in this Agreement and the Related Agreements in consummating the transactions contemplated in this Agreement); provided, however, that the provisions of this Section 6.06 shall not apply to:
     a. Investments held by Allianz Entities on behalf of third party clients through its investment management operations;
     b. The making of investments by an Allianz Entity, directly or indirectly, in the ordinary course of business in entities that engage, directly or indirectly, in the business reinsured by Buyer under the Reinsurance Agreements, provided that each such investment is a passive investment with respect to which such Allianz Entity (A) does not have the right to direct the operation or management of any such entity or (B) is not a participant with any other person or entity in any group with such right;
     c. An Allianz Entity, directly or indirectly, engaging in merger and acquisition advisory or other investment banking activities (provided that, such investment banking activities do not include making any investments by an Allianz Entity prohibited under this Agreement);
     d. An Allianz Entity, directly or indirectly, managing investment funds that make investments in the ordinary course of business in such entities; or
     e. Any person or entity in which an Allianz Entity acquires any interest (including interests in such person’s contracts or policies) if after such acquisition the person or business so acquired is not Principally Engaged in the business reinsured by Buyer under the Reinsurance Agreements or, if such person or business so acquired is Principally Engaged in the business reinsured by Buyer under the Reinsurance Agreements, such person or business disposes of the same so that, not later than eighteen months following the closing of such acquisition, such person or business is not so Principally Engaged provided, that prior to disposing of such business such Allianz Entity (for the purpose of this provision Allianz Entity shall include such person or entity that was acquired by an Allianz Entity) shall offer the Buyer the opportunity to buy the acquired business at a price equal to the price allocated to it as part of the larger acquisition. If Buyer does not accept this offer within thirty (30) days, then the Allianz Entity may dispose of the business in any manner it chooses within its sole discretion, provided however, that if in rejecting the offer by the Allianz Entity, Buyer proposes a counteroffer, then the Allianz Entity will not sell the business on substantially the same terms as those offered by Buyer in the counterproposal at a price lower then the price offered by Buyer.
     Section 6.07 Non-Solicitation. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Allianz Life, Allianz New York their Affiliates shall not, directly or indirectly, solicit for employment any employee of the Division who accepts employment with Buyer or any of its Affiliates. Notwithstanding the foregoing, the restriction on solicitation set forth in the immediately preceding sentence shall not prohibit Allianz Life, Allianz New York or any of its Affiliates from recruiting through general advertisements, searches or other broad-based hiring methods and shall not prohibit Allianz Life, Allianz New York or any of its Affiliates from offering employment to any employee of the Division after such employee has rejected Buyer’s offer of employment, subject to the restrictions set forth in Section 6.06 of this Agreement.
     Section 6.08 Notices of Certain Events. Allianz Life or Allianz New York, as the case may be, shall promptly notify Buyer and obtain copies for Buyer of:
     a. any notice or other communication received by Allianz Life or Allianz New York after the date of this Agreement from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or an Insurance Contract;
     b. any notice or other communication received by Allianz Life or Allianz New York after the date of this Agreement from any Governmental Entity that would adversely affect Buyer or its interests with respect to the Insurance Contacts; and
     c. any actions, suits, claims, investigations or proceedings commenced (or any notices thereof) or, to Allianz Life’s Knowledge, threatened against Allianz Life or Allianz New York after the date of this Agreement that relate to the Purchased Assets, or that relate to the consummation of any transaction contemplated by this Agreement or any Related Agreement.
     Section 6.09 Cooperation. Following the Closing, Allianz Life and Allianz New York shall cooperate, to the extent commercially reasonable and at Buyer’s sole cost and expense (provided that Buyer shall not be responsible for Allianz Life or Allianz New York’s internal costs and expenses), with Buyer (i) in the defense of any litigation or arbitration arising out of the Purchased Assets, (ii) in connection with any Tax matter relating to the Purchased Assets, and (iii) in fulfilling such other reasonable requests as may be made by Buyer in connection with the Purchased Assets.
ARTICLE 7
COVENANTS OF BUYER
     Buyer covenants and agrees with Allianz Life and Allianz New York as follows:

     Section 7.01 Regulatory Filings. Buyer shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and use commercially reasonable efforts to obtain all Governmental Consents and any other approval, consent, license, permit, waiver or other authorization from third parties required pursuant to Section 5.04 necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, the actions of Buyer with respect to filings, approvals and other matters pursuant to the HSR Act applicable to Buyer shall be governed by Section 8.02.
     Section 7.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.02 (including delivery of all certificates and other documents required to be delivered by it at the Closing) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.
     Section 7.03 Access to Transferred Books and Records. Following the Closing Date, Buyer shall maintain the Transferred Books and Records included in the Purchased Assets for a minimum period of seven (7) years. During such time period, Buyer shall allow Allianz Life and Allianz New York, upon reasonable prior notice and during regular business hours, through their employees and representatives, the right, at Allianz Life’s or Allianz New York’s expense, to examine and make copies of such Transferred Books and Records for the purposes of the preparation or examination of Tax Returns, regulatory filings and financial statements, or the conduct of any litigation or regulatory, contract holder, or other claim or dispute resolution.
     Section 7.04 Confidentiality. Except as required by Law, the parties to this Agreement shall hold, and shall cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information obtained from the other party, or their Affiliates, advisors and other agents in confidence to the extent required by, and in accordance with the provisions of, that certain confidentiality agreement dated June 14, 2006 between Allianz Life and Buyer (the “Confidentiality Agreement”), provided, however, that the obligations of Buyer under the Confidentiality Agreement shall expire on the Closing Date as to any information included in the Purchased Assets.
ARTICLE 8
ADDITIONAL AGREEMENTS
     Section 8.01 Employee Benefits; Employees.
     a. Except as provided in Section 8.01(d) with respect to the Allianz FSA, (i) Allianz Life shall retain all responsibility for any assets held and any liabilities incurred with respect to all of the Employee Benefit Plans; (ii) Buyer shall not have any responsibility, liability or obligation to any current or former employee of Allianz Life, Allianz New York, any ERISA Affiliate of either, or any other Allianz Entity (or any dependent or beneficiary of any such employee) with respect to any Employee Benefit Plan (including, but not limited to, any liability under COBRA with respect to any such Employee Benefit Plan or any such current or former employee or dependent of such employee); and, (iii) except to the extent necessary to comply with applicable Law, Allianz Life, its ERISA Affiliates, and the Allianz Entities shall not, without the prior consent of Buyer, take any action prior to the Closing Date to adopt any

Employee Benefit Plan subject to Title IV of ERISA or materially amend or terminate the Employee Benefit Plans.
     b. Buyer or its Affiliate shall offer employment commencing on the Closing Date to all active employees of the Division as of the Closing Date who provide all of their services to or on behalf of the Division and/or the New York Division (the “Offered Employees”), other than (i) those employees identified by Buyer to Allianz Life in writing not later than thirty (30) days prior to the Closing as excluded and (ii) those employees who commence employment within thirty (30) days prior to the Closing and who are identified by Buyer to Allianz Life in writing not later than the Closing Date as excluded. In the event that Buyer identifies excluded employees less than thirty (30) days prior to the Closing, Buyer agrees to reimburse Allianz Life at Closing on a per day per employee basis for the additional cost of wages, salary and benefits that Allianz Life incurs for each day that Buyer’s notice was less than thirty (30) days prior to the Closing. Such offer of employment shall be at a base wage or salary (exclusive of bonuses and incentives) not less than such Offered Employee was paid by Allianz Life as set forth on Schedule 3.14, and with benefits substantially similar to the benefits provided to similary situated employees of Buyer and its Affiliates. Allianz Life will cooperate with Buyer in the making of such offers of employment by Buyer or its Affiliate. An Offered Employee who accepts such an offer shall become an employee of Buyer or its Affiliate on the Closing Date (each a “Hired Employee”). Buyer shall have no liability or obligation with respect to any Offered Employee who does not accept such offer of employment. Buyer shall have no liability or obligation with respect to any individual or employee who is not an Offered Employee (including any employee identified by Buyer as excluded in accordance with the foregoing), except that Buyer shall comply with applicable Law (including, but not limited to, employment discrimination Laws) in selecting the employees to whom Buyer or its Affiliate offers employment in accordance with the foregoing. Except as expressly provided in Sections 8.01(c), 8.01(d), and 8.01(e), nothing in this Agreement shall limit Buyer’s ability to change, at any time after the Closing Date and in its sole discretion, a Hired Employee’s position, compensation or benefits for performance-related, business or any other reasons or require Buyer to continue the employment of a Hired Employee for any particular period of time after the Closing Date. Allianz Life or one of its Affiliates shall retain the employment of Division employees who are on legally protected leave as of the Closing Date until the end of such employee’s leave or until such employment would otherwise terminate in accordance with Allianz Life’s leave policies. The Buyer shall assume any legally required reinstatement obligations with respect to such employees and shall offer such employees immediate employment at such time as they are able to return to work, provided that such employees are able to return to work and apply for reinstatement within six months of the Closing Date, or such later date as may be required by Law. Following reinstatement, Buyer’s obligation to retain the employee shall be subject to the right of the Buyer to select the employees of the Division that the Buyer chooses to hire. Upon hire by the Buyer, such employees shall also be “Hired Employees” under this Agreement.
     c. With respect to employee benefit plans, if any, of Buyer or its Affiliate in which Hired Employees become eligible to participate after the Closing Date (the “Buyer Plans”), Buyer shall: (i) with respect to each Buyer Plan that is a medical, health, life, accidental detah and dismemberment, or disability plan, (A) for those Hired Employees who were participants in Allianz Life’s health flexible spending arrangement (the “Allianz FSA”) as of Closing and had amounts available under such arrangement, provide for participation in a health flexible spending arrangement of Buyer (the “Buyer FSA”) in accordance with Section 8.01(d); (B) waive any exclusions for pre-existing conditions under such Buyer Plan that would result in a lack of coverage for any conditions covered under the Buyer Plan for which the applicable Hired Employee would have been entitled to coverage under the corresponding Employee Benefit Plan in which such Hired Employee was an active participant immediately prior to his or her transfer to the Buyer Plan; (C) waive any waiting period under such Buyer Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Employee Benefit Plan in which such Hired Employee was an active participant immediately prior to his or her transfer to the Buyer Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (D) with respect to each Buyer Plan that is a medical or health plan, provide each Hired Employee with credit for any deductibles paid by such Hired Employee prior to his or her transfer to the Buyer Plan (to the same extent such credit was given under the analogous Employee Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Buyer Plan for the plan year that includes such transfer and (ii) recognize service of the Hired Employees with Allianz Life for purposes of eligibility to participate, accrual and vesting credit, to the extent that such service was recognized for that purpose under Allianz Life’s analogous Employee Benefit Plan prior to such transfer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits, and shall apply for benefit accrual purposes (x) only for purposes of meeting any hours of service or last day of the year requirements under any defined contribution plan in which the Hired Employees become eligible to participate and (y) only for the first plan year in which the Hired Employees become eligible to participate in such defined contribution plan.
     d. Allianz Life and Buyer shall provide for a transfer of assets and liabilities of the Allianz FSA with respect to specified Hired Employees who participated in such plan as of the Closing as follows.
          i. Buyer shall take any action necessary to ensure that the Buyer FSA shall provide that as of the Closing Date and for the plan year in which the Closing Date occurs, (A) the Hired Employees who participated in the Allianz FSA shall become participants in the Buyer FSA as of the beginning of the Allianz FSA plan year and at the same level of coverage provided under the Allianz FSA, except that any Hired Employees who continue participation in the Allianz FSA after the Closing Date as provided in paragraph (ii) below shall not be covered by the Buyer FSA for that year; (B) the Hired Employees’ salary reduction elections shall be taken into account for the remainder of the Buyer FSA plan year as if made under the Buyer FSA; and (C) the Buyer FSA shall reimburse medical expenses incurred by the Hired Employees at any time during the Allianz FSA’s plan year (including claims incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the Hired Employee’s election and reduced by amounts previously reimbursed by the Allianz FSA.
          ii. Allianz shall take any action necessary to amend the Allianz FSA to provide that the Hired Employees shall cease to be eligible for reimbursements from the Allianz FSA as of the Closing Date, except to the extent that any Hired Employee elects continuation of coverage under the Allianz FSA as permitted by COBRA.

          iii. As soon as practicable following the Closing Date, Allianz Life shall transfer to Buyer and Buyer agrees to accept, those amounts which represent the debit and credit balances under the Allianz FSA of the Hired Employees who are to become covered by the Buyer FSA and the transfer of such amounts shall take into account on a net basis employees’ payroll deductions and claims paid through the Closing Date. Allianz Life represents that as of the Closing Date it has properly withheld from the pay of applicable Hired Employees all amounts in accordance with the Allianz FSA elections of such employees. If a net credit balance (total employee contributions exceed total claims paid) is transferred, Allianz Life shall transfer to Buyer at the same time an amount in cash equal to such net credit balance.
     e. Buyer will not terminate the employment of any Hired Employees if or to the extent that any such terminations of employment would require Allianz Life to take any actions in order to comply with, or would create liability for Allianz Life pursuant to, the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq. (the “WARN Act”) and/or any state or local statutory equivalent. Buyer will defend, indemnify and hold harmless Allianz Life and its Affiliates after the Closing Date from and against any liability that may arise from noncompliance with the WARN Act and/or any state or local statutory equivalent to the extent it may relate to the Transaction and Buyer’s termination of Hired Employees.
     f. Allianz Life and its ERISA Affiliates shall not terminate in connection with the Transaction any Employee Benefit Plans which are group health plans. Allianz Life and its ERISA Affiliates shall retain all liability under COBRA with respect to all current and former employees and other qualified beneficiaries and dependents of Allianz Life, Allianz New York, and their ERISA Affiliates who experience qualifying events prior to or in connection with the Transaction (including, but not limited to, Hired Employees and their dependents).
     g. As soon as administratively practicable after the Closing Date, Allianz Life shall pay to each Hired Employee the accrued, but unpaid, annual leave of such Hired Employee as of Closing under the annual leave program maintained by Allianz Life or any Allianz Entity.
     h. Nothing herein (including the Schedules hereto) expressed or implied shall confer upon any Hired Employee or any other employee of Allianz Life, Allianz New York, or any other Allianz Entity, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, and no such employee, legal representative, or collective bargaining agent shall be a third party beneficiary of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.
     i. Allianz Life, Allianz New York and Buyer agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Section 8.01, including the provision of records (including payroll and benefit plan participation records) and information as each may reasonably request from the other.
     Section 8.02 Antitrust Filings. Allianz Life, Allianz New York and Buyer shall (to the extent not filed prior to the date hereof) file with (i) the FTC and the DOJ the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and (ii) any other applicable governmental or regulatory entity, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement. Allianz Life, Allianz New York and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Allianz Life, Allianz New York and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time. Allianz Life, Allianz New York and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly with any such inquiry or request; provided, that Buyer, Allianz Life, and Allianz New York shall not be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the Business or the New York Business or the Purchased Assets) or incur any other burden.
     Section 8.03 Related Agreements. At the Closing, (i) Buyer and Allianz Life shall enter into the Quota Share Reinsurance Agreement — North America, in the form attached hereto as Exhibit H (the “Reinsurance Agreement — North America”), (ii) Buyer and Allianz New York shall enter into the Quota Share Reinsurance Agreement — New York, in the form attached hereto as Exhibit I (the “Reinsurance Agreement — New York” and collectively with Reinsurance Agreement — North America, the “Reinsurance Agreements”), (iii) Buyer, Allianz Life and Allianz New York shall enter into the Administrative Services Agreement, in the form attached hereto as Exhibit J (the “Servicing Agreement”) (in each case with such changes as to which the parties may agree prior to the Closing), (iv) Buyer, Allianz Life and Allianz New York shall enter into the Transition Services Agreement, in the form attached hereto as Exhibit K (the “Transition Services Agreement”)..
     Section 8.04 Transaction Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear all of its Transaction Expenses, regardless of whether the Transaction is consummated.
     Section 8.05 Further Assurances. On and after the Closing Date, each party to this Agreement shall take all reasonably appropriate action and execute any additional documents, instruments and conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or the Related Agreement or consummate any of the transactions contemplated hereby or thereby.
     Section 8.06 Non-Renewal of Insurance Contracts. Following the Closing, Buyer shall allow each Insurance Contract to expire on its termination date and shall take no action to extend or renew such Insurance Contracts thereunder after such date in the name and place of Allianz

Life or Allianz New York, as applicable. Notwithstanding the foregoing, on and after Closing until December 31, 2006, if the Buyer has not obtained the regulatory approval necessary to issue policies or contracts to replace an Insurance Contract in the state of delivery for such Insurance Contract, Buyer may renew any Insurance Contract or issue any new Insurance Contract in such state in the name and place of Allianz Life or Allianz New York, as applicable, with a policy effective date on or prior to April 1, 2007, subject to the terms and conditions of the Servicing Agreement. Further, Buyer shall fulfill all commitments of Allianz Life and Allianz New York, as applicable, to issue or renew the Insurance Contracts to fulfill the quotations for the issuance of new and renewal Insurance Contracts set forth on Exhibit 8.06, at the price and terms quoted by Allianz Life or Allianz New York, as applicable, in the name and place of Allianz Life or Allianz New York, as applicable, subject to the terms and conditions of the Servicing Agreement and applicable Law. Any Insurance Contract issued by Buyer pursuant to this section shall be (i) in the same form as the Insurance Contract issued by Allianz Life or Allianz New York, as applicable, with a premium calculated pursuant to the rating manual used by Allianz Life or Allianz New York, as applicable, for such purpose; (ii) in full compliance with applicable law; and (iii) for a maximum term of one year. With respect to such Insurance Contracts issued or renewed in the name and place of Allianz Life or Allianz New York pursuant to the authority of this Section, Buyer shall allow each such Insurance Contract to expire on its termination date and shall take no action to extend or renew coverage thereunder. Buyer shall use its commercially reasonable efforts to expeditiously obtain the regulatory approvals necessary to issue policies or contracts to replace the Insurance Contracts. The reinsurance under the Reinsurance Agreements shall remain in full force and effect with respect to any Liability assumed under such Insurance Contract until all Liability expires thereunder.
ARTICLE 9
CLOSING CONDITIONS
     Section 9.01 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
     a. Representations and Covenants. The representations and warranties of Allianz Life and Allianz New York contained in this Agreement shall be true and correct as of the date of this Agreement and, except for any such representations and warranties that speak as an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures of such representations and warranties to be true and correct (without regard to any materiality qualifier set forth in such representations and warranties) as would not, individually or in the aggregate, have a Material Adverse Effect. Allianz Life shall have performed or complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by Allianz Life on or prior to the Closing Date. Allianz Life shall have delivered to Buyer an update of any changes to Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7 and A-9 as of the Closing Date. Allianz New York shall have performed or complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by Allianz New York on or prior to the Closing Date. Allianz New York shall have delivered to Buyer an update of any changes to Exhibits A-8 as of the Closing Date. Each of Allianz Life and Allianz New York shall have delivered to

Buyer an officer’s certificate dated the Closing Date certifying the fulfillment of the conditions specified in Section 9.01(a).
     b. Other Agreements. The Related Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Allianz Life is a party shall have been duly executed and delivered by Allianz Life on the Closing Date, and each of such agreements and instruments shall be in full force and effect with respect to Allianz Life on the Closing Date. The Related Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Allianz New York is a party shall have been duly executed and delivered by Allianz New York on the Closing Date, and each of such agreements and instruments shall be in full force and effect with respect to Allianz New York on the Closing Date.
     c. Government Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement shall have been duly made and obtained.
     d. Consents. All third-party consents set forth on Schedule 9.01(d) (the “Required Consents”) shall have been obtained and shall be in full force and effect; provided, however, that any Required Consent not obtained by Allianz Life or Allianz New York, but waived by Buyer, shall not be an unfulfilled condition hereunder.
     e. No Prohibitions. There shall not be pending any action or proceeding, before any Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Business or Purchased Assets, or to require Buyer to dispose of or to hold separately all or any portion of the business or assets of Buyer or the Business or the Purchased Assets, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Related Agreements or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.
     f. Material Adverse Effect. There shall not have occurred between the date of this Agreement and the Closing Date any Material Adverse Effect.
     g. Liens. Each Lien on the Purchased Assets (other than Permitted Liens) shall have been released.
     h. Reinsurance. Except for the reinsurance agreements listed on Exhibit C, all of the reinsurance on Purchased Assets shall be commuted prior to Closing.
     Section 9.02 Conditions to Allianz Life’s and Allianz New York’s Obligations. The obligations of Allianz Life and Allianz New York to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:

     a. Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures of such representations and warranties to be true and correct (without regard to any materiality qualifier therein) as would not, individually or in the aggregate, have a material adverse effect on the business, financial conditions or results of operation of Buyer. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
     b. Other Agreements. The Related Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Buyer is a party shall have been duly executed and delivered by Buyer on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Buyer on the Closing Date.
     c. Government Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement shall have been duly made and obtained.
     d. No Prohibitions. There shall not be pending any action or proceeding, before any Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby.
ARTICLE 10
TERMINATION
     Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:
     a. by the mutual written consent of Buyer, Allianz Life and Allianz New York;
     b. by either Buyer, on the one hand, or Allianz Life or Allianz New York, on the other hand, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other party in the representations, warranties and covenants set forth in this Agreement that has not been cured within thirty (30) days after receipt of written notice of such misrepresentation or breach, provided, however, the party in breach shall have no right to terminate the Agreement under this Section 10.01(a);
     c. by either Buyer, on the one hand, or Allianz Life or Allianz New York, on the other hand, if the transactions contemplated hereby have not been consummated by November 30, 2006, which time shall be extended by up to thirty (30) days if notice of a misrepresentation or breach is given under Section 10.01(a) and the party to whom notice is directed is making a diligent effort to cure such breach or misrepresentations; provided, however, that neither party shall be entitled to terminate this Agreement pursuant to this Section 10.01(c) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or
     d. by either party, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains either party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable; provided, however, that prior to termination under this 10.01(d), the party seeking to terminate this Agreement shall have used all reasonable efforts to have such order, injunction or decree vacated.
     Section 10.02 Effect of Termination.
     a. In the event of the termination of this Agreement by either Buyer, Allianz Life, or Allianz New York as provided in Section 10.01, all provisions of this Agreement shall terminate, and there shall be no liability on the part of any of Buyer, Allianz Life or Allianz New York or their respective shareholders, officers or directors, except that the parties shall remain liable for breaches of this Agreement occurring prior to the time of such termination, and except that the provisions of Section 7.04 and Article 10 of this Agreement shall survive any such termination.
     b. Buyer will promptly cause to be returned to Allianz Life and Allianz New York all documents and information obtained in connection with Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Buyer’s investigations of the operation and financial and legal affairs of the Business, including any copies made by Buyer or any of Buyer’s Representatives of any such documents or information.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
     Section 11.01 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive for the longer of (i) a period of eighteen (18) months from the Closing Date or (ii) March 31, 2008 (the “Survival Period”); provided, however, that, with respect to any specific representation or warranty under which an Indemnified Party shall have delivered to an Indemnifying Party in good faith a written notice of a claim prior to the expiration of the Survival Period and as to which such claim has not been completely and finally resolved prior to such expiration, such representation or warranty shall survive solely as to such claim for the period of time beyond the Survival Period sufficient to resolve, completely and finally, the claim relating to such representation or warranty.
     Section 11.02 Indemnification.
     a. Subject to the limitations of Sections 11.01 and 11.04 hereof, Allianz Life and Allianz New York, shall, jointly and severally (except as otherwise provided in Section 11.04) indemnify Buyer and hold the Buyer harmless against any loss, liability, penalty, fines, settlement, deficiency, damage, expense or cost (including (a) punitive, consequential and all other kinds of special damages only if such damages arise out of Third Party Claims, and

(b) costs of investigations and defense and reasonable legal expenses) (collectively, “Losses”), that Buyer incurs as a result of (i) any misrepresentation in any of the representations and warranties of Allianz Life or Allianz New York contained in this Agreement, (ii) any breach of, or failure to perform, any obligation of Allianz Life or Allianz New York contained in this Agreement, (iii) any liability or obligation arising out of ownership or operation of the Purchased Assets prior to the Effective Date other than Assumed Liabilities, or (iv) any liability or obligation of Allianz Life or Allianz New York not assumed by Buyer pursuant to this Agreement.
     b. Subject to the limitations of Sections 11.01 and 11.04 hereof, Buyer shall indemnify the Allianz Entities and hold the Allianz Entities harmless against any Losses that the Allianz Entities incur as a result of (i) any misrepresentation of any of the representations and warranties of Buyer contained in this Agreement, (ii) any breach of, or failure to perform, any obligation of Buyer contained in this Agreement, or (iii) any liability or obligation assumed by Buyer pursuant to this Agreement.
     Section 11.03 Third Party Claims. As used herein, “Indemnified Party” shall refer either to Buyer or the Allianz Entities, as applicable, and “Indemnifying Party” shall refer to the party obligated hereunder to indemnify such Indemnified Party. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, or in the event that a claim is made by any third party against any of the Indemnified Parties, for any matter the liability, costs or expenses of which are Losses for which the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to Section 11.02 above (any such third party claim, action or proceeding being referred to as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Third Party Claim Notice”), including, in reasonable detail, the identity of the third party and the nature and amount of the Third Party Claim. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially prejudiced the Indemnifying Party’s ability to defend successfully a Third Party Claim. The Indemnifying Party shall be entitled, upon written notice delivered to the Indemnified Party, to control the defense and settlement of such Third Party Claim, subject to the further provisions of this Section 11.03 and provided that the Indemnifying Party diligently contests and defends such Third Party Claim. If the Indemnifying Party has so elected to control the defense and settlement of such Third Party Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss), to participate in such defense and settlement and to be represented by attorneys of its own choosing; and if the Indemnifying Party does not so elect to control the defense and settlement of such Third Party Claim, the Indemnifying Party shall be entitled at any time, at its own cost and expense, to participate in such defense and settlement and to be represented by attorneys of its own choosing. The Indemnified Party and the Indemnifying Party shall in any event cooperate with one another in the defense of any Third Party Claim and provide to the other such documents and information as are reasonably requested in connection therewith. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim as to which the other party will have any liability without the prior written consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) if a Third Party Claim seeks equitable relief or (ii) if the subject matter of a Third Party Claim relates to the ongoing business of any of the Indemnified Parties, which Third Party Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business of any of the Indemnified Parties, then the Indemnified Parties shall have the right to control the defense and settlement of such claim, but the Indemnifying Party shall not be liable for any Losses arising from any settlement thereof effected without its consent, which consent shall not be unreasonably withheld.
     Section 11.04 Limitations on Indemnity.
     a. Allianz Life and Allianz New York shall be liable for claims under Section 11.02(a)(i) hereof only if the aggregate amount of all Losses for claims under Section 11.02(a)(i) exceeds $250,000 (the “Deductible Amount”). The Deductible Amount shall not apply to claims other than claims under Section 11.02(a)(i) hereof. In the event that Losses for claims under Section 11.02(a)(i) hereof exceed the Deductible Amount, Allianz Life and Allianz New York, jointly and severally, shall be obligated to indemnify the Buyer Indemnified Parties for the amount of all such Losses in excess of the Deductible Amount up to $24,800,000 (the “Cap Amount). The Cap Amount shall be the maximum aggregate liability of Allianz Life and Allianz New York to the Buyer Indemnified Parties under Section 11.02(a)(i) hereof. The Cap Amount shall not apply to claims other than those under Section 11.02(a)(i).
     b. Buyer shall be liable for claims under Sections 11.02(b)(i) hereof only if the aggregate amount of all Losses for claims under Section 11.02(b)(i) hereof exceeds the Deductible Amount. The Deductible Amount shall not apply to claims against Buyer other than claims under Section 11.02(b)(i) hereof. In the event that Losses for claims under Section 11.02(b) hereof exceed the Deductible Amount, Buyer shall be obligated to indemnify the Seller Indemnified Parties for the amount of all such Losses in excess of the Deductible Amount up to the total of the Cap Amount. Except as otherwise set forth in the next sentence, the Cap Amount shall be the maximum aggregate liability of Buyer to the Seller Indemnified Parties under Section 11.02(b) hereof.
     c. In computing the amount of indemnifiable Losses, there shall be deducted therefrom an amount equal to the amount of insurance proceeds, if any, that an Indemnified Party or any of its affiliates actually receives as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to such Losses. If and to the extent an Indemnified Party has not actually realized such Tax benefit at the time the Indemnifying Party makes an indemnity payment, the Indemnified Party shall make a payment (or, as appropriate, payments) at such time as it actually realizes such Tax benefit. For purposes of determining the amount of any Tax benefit or liability pursuant to this Section 11.05(c), the marginal combined federal and state income tax rate of the Indemnified Party shall be deemed to be the maximum marginal combined federal and state income tax rate applicable to the Indemnified Party.
     d. Notwithstanding the joint and several liability of Allianz Life and Allianz New York provided for in this Agreement, to the extent required by law, (i) Allianz New York shall have no liability for a breach of any of the representations and warranties set forth in Article 3, insofar as such breaches are of representations and warranties concerning Allianz Life and not Allianz New York, and (ii) Allianz Life shall have no liability for a breach of any of the representations and warranties set forth in Article 4, insofar as such breaches are of representations and warranties concerning Allianz New York and not Allianz Life.
     Section 11.05 Exclusivity. After the Closing, the rights set forth in this Article 11 shall be each party’s sole and exclusive remedies against the other parties hereto for any Losses arising out of this Agreement or the transactions contemplated herein, but excluding claims for Losses under the Related Agreements. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud in connection with the transactions contemplated in this Agreement.
     Section 11.06 Treatment of Indemnification Payments. Any payment made under Section 11.02 shall be treated as an adjustment to Purchase Price.
ARTICLE 12
MISCELLANEOUS
     Section 12.01 Press Releases and Announcements. Upon the execution and delivery of this Agreement, the parties shall issue a press release in the form attached hereto as Exhibit L, announcing the execution and delivery of this Agreement. Prior to the Closing Date, the parties shall cooperate to prepare a press release for issuance upon the Closing, announcing the consummation of the transactions contemplated herein. Each party shall make all filings such party is required to make with the Securities and Exchange Commission. Other than the foregoing, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other party hereto, except to the extent that the party reasonably determines that any such press release or other announcement is necessary in order to comply with any applicable Laws, in which case such party shall consult the other prior to issuing such press release or other announcement, and except for communications with employees and customers in connection with consummating the transactions contemplated herein and transitioning the Business and the New York Business to Buyer.
     Section 12.02 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
     Section 12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Allianz Life, or Allianz New York will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:
HCC Life Insurance Company
13403 Northwest Freeway
Houston, TX 77040
Attention: Christopher L. Martin, General Counsel
Facsimile No.: 713-766-9648
With a copy (which shall not constitute notice) to:
Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Arthur S. Berner
Facsimile No.: (713) 236-5652
Notices to Allianz Life or Allianz New York:
Allianz Life Insurance Company of North America or
Allianz Life Insurance Company of New York
P.O. Box 1344
Minneapolis, MN 55440-1344
Attention: Chief Investment Officer
Facsimile No.: (763) 765-5382
With copies (which shall not constitute notice) in the case of Allianz Life or
Allianz New York to:
Allianz Life Insurance Company of North America
P.O. Box 1344
Minneapolis, MN 55440-1344
Attention: Julius M. Davidson, Senior Counsel
Facsimile No.: (763) 765-6355
and
Leonard, Street and Deinard, Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attention: Daniel J. McInerney, Esq.
Facsimile No.: (612) 335-1657
     Section 12.04 Arbitration.
     a. It is the intention of the parties that customs and usages of the business of reinsurance shall be given full effect in the interpretation of this Agreement. Except as provided in Section 1.07 and 2.03, a dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration conducted in Hennepin County, Minnesota, United

States of America, or at any other venue mutually agreed upon by the parties. The arbitrators are empowered to decide all questions or issues with respect to the operation or interpretation of this Agreement and, solely where there is an ambiguity with respect to the provisions of this Agreement or the application thereof to any particular facts and circumstances, shall be free to reach their decisions from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict law.
     b. There shall be three arbitrators. Each of the parties shall appoint one of the arbitrators who shall each be disinterested active or retired officers of health products reinsurance companies other than the contracting companies or their affiliates and these two arbitrators shall select the third who shall be a retired judge. In the event that either party should fail to choose an arbitrator within thirty days after the other party has given notice of its arbitrator appointment, that party may choose two arbitrators, who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, each arbitrator shall nominate three candidates within ten days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.
     c. The arbitrators shall be authorized to direct specific performance of the terms of this Agreement and to award actual damages. The arbitrators shall have authority to award consequential, exemplary or punitive damages. The arbitrators shall decide by a majority of votes and from their written decision there can be no appeal. The decision may be confirmed and judgment entered thereon in a court of law. Within 45 days after the closing of the arbitration hearings, the decisions of the arbitrators will be presented to the parties to the arbitration. All costs of the arbitration will be determined by the arbitrators, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.
     Section 12.05 Equitable Remedies. Each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
     Section 12.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto. Buyer may assign or novate this Agreement and its rights, interest or obligations hereunder to HCC Insurance Holdings, Inc. subject to the Allianz Entities consent to the terms of such assignment or novation, which shall not be unreasonably withheld.
     Section 12.07 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement, including without limitation any employee of Allianz Life or Allianz New York.

     Section 12.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 12.09 Complete Agreement. This Agreement, the Related Agreements, the Disclosure Schedules and the exhibits and other documents referred to herein contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that except as otherwise expressly provided in Section 7.04 above, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. The section and paragraph headings of this Agreement are for reference purposes and shall not affect the meaning or interpretation of the Agreement.
     Section 12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 12.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
     Section 12.12 Governing Law. The internal Law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
ARTICLE 13
DEFINITIONS
     Section 13.01 Definitions. The following terms have the following meanings for purposes of this Agreement:
     “Acquired Business” means the Business and the New York Business.
     “Administrator” has the meaning specified in the introductory paragraph of the Servicing Agreement.
     “Administrator Extracontractual Obligation” means punitive or compensatory damages or statutory penalties that are awarded or assessed against Allianz New York or Allianz Life as a result of an act, omission or course of conduct committed by the Administrator, its agents or representatives after the date hereof in connection with the Administrator’s obligations under the Reinsurance Agreements or Servicing Agreement, including without limitation any such act, omission or course of conduct arising out of any Claim, including any administration thereof by the Administrator, or the Insurance Servicing Duties.

     “Affiliate” means, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such person. For purposes of the foregoing, “control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning specified in the introductory paragraph.
     “Allianz Entities” means Allianz Life and all of its Affiliates, including Allianz New York.
     “Allianz FSA” has the meaning specified in Section 8.01(c).
     “Allianz Life” has the meaning specified in the introductory paragraph.
     “Allianz New York” has the meaning specified in the introductory paragraph.
     “Assignment and Assumption Agreement” has the meaning specified in Section 1.06(a)(ii).
     “Assumed Liabilities” has the meaning specified in Section 1.03.
     “Bill of Sale” has the meaning specified in Section 1.06(a)(i).
     “Business” has the meaning specified in the recitals to the Agreement.
     “Buyer” has the meaning specified in the introductory paragraph.
     “Buyer FSA” has the meaning specified in Section 8.01(c).
     “Buyer Plans” has the meaning specified in Section 8.01(c).
     “Buyer’s Representatives” has the meaning specified in Section 6.02.
     “Cap Amount” has the meaning specified in Section 11.04(a).
     “Claim” or “Claims” means any request or demand made for the payment of amounts or other obligations due cedents or insureds, as applicable, under the terms of any North America Insurance Contract or New York Insurance Contract with regards to Allianz Life’s North America Liability or Allianz New York’s New York Liability arising under the North America Insurance Contracts or the New York Insurance Contracts, as applicable.
     “Claims Administration Expense” means all costs and expenses relating to or arising out of the payment, settlement, contest, compromise, litigation or arbitration of any Claim.
     “Closing” has the meaning specified in Section 1.05.
     “Closing Date” means the date on which the Closing occurs.

     “Closing Payment” has the meaning specified in Section 2.02
     “Closing Statement” has the meaning specified in Section 1.07(a).
     “COBRA” means the group health plan coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” has the meaning specified in Section 7.04.
     “Deductible Amount” has the meaning specified in Section 11.04(a).
     “Disclosure Schedules” has the meaning specified in Article 3.
     “Division” has the meaning specified in the recitals to the Agreement.
     “DOJ” means the United States Department of Justice.
     “Effective Date” means the Closing Date.
     “Employee Benefit Plans” means (a) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of ERISA, and (b) all plans and policies providing for “fringe benefits” (including but not limited to annual paid leave, personal days, educational benefits and similar programs), and each other employee benefit, bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, or policy or understanding, and any trust, escrow or other agreement related thereto, which Allianz Life, Allianz New York, or any other ERISA Affiliate of either maintains, sponsors, contributes to or has an obligation to contribute to, or which Allianz Life, Allianz New York, or any ERISA Affiliate of either has maintained, sponsored, contributed to, or had an obligation to contribute to at any time within the six year period ending on the Closing Date.
     “ERISA” means Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) which is or at any time within the six (6)-year period preceding the date of this Agreement would have been treated as a “single employer” with such person under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA.
     “Excluded Assets” has the meaning specified in Section 1.02.
     “Financial Statements” has the meaning specified in Section 3.06.
     “Fronting Company” means BCS Insurance Company or Physicians Insurance, as the fronting agents for Allianz Life pursuant to the Fronting Contracts.

     “Fronting Contracts” means: (1) the reinsurance agreement entered into between the Allianz Life and BCS Insurance Company whereby BCS Insurance Company fronted for certain Provider Excess Policies in certain states; (2) the reinsurance agreement entered into between Allianz Life and Physicians Insurance whereby Physicians Insurance fronted for certain Provider Excess Policies in Oregon and Washington; and (3) the reinsurance agreement entered into between the Allianz Life and BCS Insurance Company whereby BCS Insurance Company fronted for certain HMO and Insurance Company Treaties with certain health maintenance organizations, each as set forth in Exhibit A-6 attached hereto.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles, consistently applied and applied by Allianz Life on a basis consistent with prior periods.
     “Governmental Consents” has the meaning specified in Section 3.05.
     “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Group AD&D Policies” means group term accidental death and dismemberment policies entered into between Allianz Life and certain employers sponsored benefit plans covering such employer’s or plan’s employee accidental death and dismemberment insurance benefits, all as set forth in Exhibit A-4 attached hereto. “Group AD&D Policies” includes such policies not set forth on such exhibit that are issued by Buyer pursuant to Section 8.06.
     “Group Term Life Policies” means group term life policies entered into between Allianz Life and certain employers sponsored benefit plans covering such employer’s or plan’s employee life insurance benefits, all as set forth in Exhibit A-5 attached hereto. “Group Term Life Policies” includes such policies not set forth on such exhibit that are issued by Buyer pursuant to Section 8.06.
     “Hired Employees” has the meaning specified in Section 8.01(b).
     “HMO and Insurance Company Treaties” means the health reinsurance treaties entered into between Allianz Life and certain health maintenance organizations and certain insurance companies, all as set forth in Exhibit A-1 attached hereto. “HMO and Insurance Company Treaties” includes such treaties not set forth on such exhibit that are issued by Buyer pursuant to Section 8.06.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnified Party” has the meaning specified in Section 11.03.
     “Indemnifying Party” has the meaning specified in Section 11.03
     “Independent Firm” has the meaning specified in Section 1.07(c).

     “Insurance Contract(s)” means the North America Insurance Contracts and the New York Insurance Contracts.
     “Insurance Servicing Duties” means the services to be provided by the Administrator pursuant to Article I of the Servicing Agreement.
     “Insurance Servicing Expense” means all costs and expenses incurred by the Administrator pursuant to the performance of the Insurance Servicing Duties under the Servicing Agreement, including without limitation costs and expenses arising out of or related to collecting premium and other charges related to the Insurance Contracts, providing services for the Insurance Contracts, paying broker compensation, and performing all services necessary or appropriate for the administration of the Insurance Contracts, all to the extent set forth therein.
     “Intellectual Property Assets” has the meaning specified in Section 1.01(d).
     “Intellectual Property Rights” means: (i) the United States and foreign copyrights, and similar rights, including common law rights, registrations and applications to register or renew the registration of any of the foregoing; (ii) the United States and foreign trademarks, and similar rights, including common law rights, registrations and applications to register or renew the registration of any of the foregoing; (iii) the United States and foreign letters patent and patent applications; (iv) inventions, processes, designs, formulae, trade secrets, algorithms, spreadsheets and know-how; (v) confidential information; (vi) computer software (including source code, object code, executables and utilities); (vii) data, datasets, databases and documentation; and (viii) all similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium, including electronic media).
     “Knowledge,” means, in the case of Allianz Life and Allianz New York, the actual knowledge of Patrick Foley, Carl Adamek, Greg Demars, Elizabeth A. Midtlien and Thomas D. Owen.
     “Law” means any constitution, law, ordinance, rule, principle of common law, regulation, statute, treaty, order, judgment, decree or injunction or other requirements.
     “Liabilities” means the North America Liabilities and New York Liabilities.
     “Lien” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind.
     “LifeTrac Contracts” means the agreements entered into by Allianz Life with transplant facilities and agreements entered into by Allianz Life with payors and their representatives related to the LifeTrac Network, all as set forth in Exhibit A-7 attached hereto, provided that Exhibit A-7 shall not include those agreements, treaties and policies containing provisions related to the LifeTrac Network that are listed on Exhibits A-1, A-2, A-3 and A-8.
     “Losses” has the meaning specified in Section 11.02(a).
     “Material Adverse Effect” means a material adverse effect on (i) the financial condition or results of operation of the Acquired Business or (ii) the ability of Allianz Life to consummate the transactions contemplated by this Agreement or the Related Agreements, other than (i) any material change in the financial, banking, currency or capital markets; (ii) conditions and events generally affecting the insurance and reinsurance industry; and (iii) conditions or effects resulting from or relating to announcement of this Agreement, the Related Agreements or the transactions contemplated herein or therein, or the actions of Buyer.
     “New York Business” has the meaning specified in the recitals.
     “New York Claim” or “New York Claims” means any request or demand made for the payment of amounts or other obligations due cedents or insureds, as applicable, under the terms of any New York Insurance Contract with regards to the New York Liability.
     “New York Division” has the meaning specified in the recitals.
     “New York Insurance Contract” or “New York Insurance Contracts” has the same meaning as Stop Loss Policies, the HMO and Insurance Company Treaties, the Provider Excess Policies, Group Term Life Policies, Group AD&D Policies except that the insurer is Allianz New York rather than Allianz Life.
     “New York Liability” or “New York Liabilities” means any (a) liability, duty or other obligation assumed by Allianz New York under the terms of the New York Insurance Contracts (including without limitation any liability under the terms of the New York Insurance Contracts relating to unearned premium, dividends, experience refunds, commissions, extracontractual obligations and premiums payable) except for liability assumed by Allianz New York for its group term life policies for individuals approved by Allianz New York to be entitled to a waiver of premium disability benefit under those policies; (b) Insurance Servicing Expense; (c) Claims Administration Expense; (d) any Premium Taxes; and (e) obligations and liability of Allianz New York to pay experience refunds, and retrospective payments under the terms of each New York Insurance Contract.
     “New York Reinsured Liability” means the New York Liability of Allianz New York assumed by the Reinsurer under the Reinsurance Agreement — New York.
     “New York Reserves” means the sum of all reserves, deposit fund liabilities (i.e., pre-paid premium, death benefits left on deposit) and liabilities required to be maintained by Allianz New York for the New York Insurance Contracts, as required under (a) the terms of the New York Insurance Contracts and (b) the reserve requirements, statutory accounting rules and practices prescribed or permitted for insurance companies by the Superintendent of Insurance of the State of New York, and consistent with the methodologies and assumptions used by Allianz New York in calculating the reserves and liabilities for the New York Insurance Contracts on its latest annual and quarterly financial statements filed with the Superintendent of Insurance of the State of New York. The New York Reserves shall not include any reserve attributable to the liability, duty or other obligation assumed by Allianz New York for Group Term Life Policies for individuals approved by Allianz New York to be entitled to a waiver of premium disability benefit under those policies as of the Effective Date.
     “North America Claim” or “North America Claims” means any request or demand made for the payment of amounts or other obligations due cedents or insureds, as applicable, under the terms of any North America Insurance Contract with regards to Allianz Life’s North America Liability arising under the North America Insurance Contracts.
     “North America Insurance Contract” or “North America Insurance Contracts” means the Stop Loss Policies, the HMO and Insurance Company Treaties, the Provider Excess Policies, Group Term Life Policies, Group AD&D Policies and the Fronting Contracts.
     “North America Liability” or “North America Liabilities” means any (a) liability, duty or other obligation assumed by Allianz Life under the terms of the North America Insurance Contracts (including without limitation any liability under the terms of the North America Insurance Contracts relating to unearned premium, dividends, experience refunds, commissions, extracontractual obligations and premiums payable) except for liability, duty or other obligation assumed by the Allianz Life for Group Term Life Policies for individuals approved by Allianz Life to be entitled to a waiver of premium disability benefit under those policies as of the Effective Date; (b) Insurance Servicing Expense; (c) Claims Administration Expense; (d) any Premium Taxes; and (e) obligations and liability of Allianz Life to pay experience refunds, and retrospective payments under the terms of each North America Insurance Contract.
     “North America Reinsured Liability” means the North America Liability of Allianz Life assumed by the Reinsurer under the Reinsurance Agreement — North America.
     “North America Reserves” means the sum of all reserves and liabilities required to be maintained by Allianz Life for the North America Insurance Contracts, as required under (a) the terms of the North America Insurance Contracts and (b) the reserve requirements, statutory accounting rules and practices prescribed or permitted for insurance companies by the Commissioner of Commerce of the State of Minnesota and each state in which the North America Insurance Contracts were issued and delivered, and consistent with the methodologies and assumptions used by Allianz Life in calculating the reserves and liabilities for the North America Insurance Contracts on its latest annual and quarterly financial statements filed with the Commissioner of Commerce of the State of Minnesota. The North America Reserves shall not include any reserve attributable to the liability, duty or other obligation assumed by Allianz Life for Group Term Life Policies for individuals approved by Allianz Life to be entitled to a waiver of premium disability benefit under those policies as of the Effective Date.
     “Objection Notice” has the meaning specified in Section 1.07(c).
     “Offered Employees” has the meaning specified in Section 8.01(b).
     “Other Assumed Contracts” has the meaning specified in Section 1.01(g).
     “Permits” has the meaning specified in Section 3.15.
     “Permitted Liens” means (i) statutory liens for current Taxes or other current governmental charges not yet due and payable or which may thereafter be paid without penalty; (ii) mechanics’, carriers’ and similar statutory liens arising or incurred in the ordinary course of business which do not materially detract from the value of such property or materially impair the use of the property; (iii) the terms of the Insurance Contracts and LifeTrac Contracts; (iv) such other Liens arising as a matter of law as do not materially impair the value of the Purchased

Assets or the operation of the Business in the manner it is currently conducted; and (v) such other Liens acceptable to Buyer and are disclosed in the Disclosure Schedules.
     “Post-Closing Statement” has the meaning specified in 1.07(b).
     “Premium Taxes” means any tax assessed by a state or any unit thereof or any other fee or assessment, including without limitation any guarantee fund changes, residual market assessments and other state imposed costs, upon the premium charged for the Insurance Contracts.
     “Principally Engaged” means that premiums from the business reinsured by Buyer under the Reinsurance Agreements in the United States account for at least twenty-five percent (25%) of aggregate annual revenue of the subject business.
     “Producer Compensation” means any compensation commitments, whether written or oral, that have been assumed by either Allianz New York or Allianz Life to pay to persons selling, soliciting and negotiating certain New York Insurance Contracts or certain North America Insurance Contracts, as applicable, to such persons or agreements as set forth on Exhibit A-9 hereto.
     “Provider Excess Policies” means the excess of loss insurance policies issued by Allianz Life to certain groups of health care providers, all as set forth in Exhibit A-2 attached hereto. “Provider Excess Policies” includes such policies not set forth on such exhibit that are issued by Buyer pursuant to Section 8.06.
     “Purchased Assets” has the meaning specified in Section 1.01.
     “Purchase Price” has the meaning specified in Section 2.01.
     “Purchase Price Allocation Schedule” has the meaning specified in Section 2.03.
     “Reinsurance Agreement — New York” has the meaning specified in Section 8.03.
     “Reinsurance Agreement — North America” has the meaning specified in Section 8.03.
     “Reinsurer” has the meaning specified in the introductory paragraph of the Reinsurance Agreements.
     “Related Agreements” means the Servicing Agreement, the Reinsurance Agreements, and the Transition Services Agreement.
     “Required Consents” has the meaning specified in Section 9.01(d).
     “SAP” means statutory accounting principles as prescribed or permitted by applicable state law.
     “Servicing Agreement” has the meaning specified in Section 8.03.

     “Stop Loss Policies” means the stop loss insurance contracts entered into between Allianz Life and/or Allianz New York and certain employers or employers sponsored benefit plans covering such employer’s or plan’s liability for health benefits above a certain retention, all as set forth on Exhibit A-3 attached hereto. “Stop Loss Policies” includes such policies not set forth on such exhibit that are issued by Buyer pursuant to Section 8.06.
     “Survival Period” has the meaning specified in Section 11.01.
     “Tax” or “Taxes” means all taxes, charges, fees, levies and other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, gains, transfer, franchise, premium, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, and other taxes, customs duties, fees, assessments, and charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.
     “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements in respect to any Taxes.
     “Third Party Claim” has the meaning specified in Section 11.03.
     “Third Party Claim Notice” has the meaning specified in Section 11.03.
     “Transaction” has the meaning specified in the recitals to the Agreement.
     “Transaction Agreements” means this Agreement, the Servicing Agreement, the Reinsurance Agreements and any collateral agreements or documents appended thereto.
     “Transaction Expenses” means, with respect to any party hereto, all fees and expenses relating to the Transaction, including the negotiation of this Agreement, the performance of any obligations under this Agreement and all ancillary agreements hereto, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the fees and expenses of any attorneys, accountants, financial advisors, brokers and finders hired or otherwise engaged by Allianz Life or Allianz New York, on the one hand, or Buyer, on the other, as applicable).
     “Transferred Books and Records” has the meaning specified in Section 1.01(e).
     “Transition Services Agreement” has the meaning specified in Section 8.03.
     “WARN Act” has the meaning specified in Section 8.01(e).
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By	/s/ Volker Stueven
Name:	Dr. Volker Stueven
Title:	Senior Vice President and Chief Investment Officer

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

By	/s/ Gabrielle Matzdorff
Name:	Gabrielle Matzdorff
Title:	Chief Financial Officer

HCC LIFE INSURANCE COMPANY

By	/s/ Edward H. Ellis, Jr.
Name:	Edward H. Ellis, Jr.
Title:	Executive Vice President